UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 25, 2003

MERIDIAN BIOSCIENCE, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	0-14902	31-0888197

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.

3471 River Hills Drive, Cincinnati, Ohio	45244

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(513) 271-3700

(Former name or former address, if changed since last report.)

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE
ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
SIGNATURES
Exhibit 23 Consent of Independent Accountants

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

As previously reported in Meridian’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, effective January 1, 2003, Meridian changed its reportable operating segments to US Diagnostics (formerly referred to as Meridian Bioscience, Inc. or MBI), European Diagnostics (formerly referred to as Meridian Bioscience Europe or MBE) and Life Science. This Current Report on Form 8-K updates the following information included in Meridian’s Annual Report on Form 10-K for the year ended September 30, 2002 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 for this change in operating segments.

     Annual Report on Form 10-K for the Year Ended September 30, 2002

•	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Part II, Item 8. Financial Statements and Supplementary Data, Note 11

     Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2002

•	Part I, Item 1. Financial Statements, Note 4

•	Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “expects”, “intends”, “believes”, “should” and similar expressions and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally-developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Annual Report on Form 10-K for the Year Ended September 30, 2002
Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Future Trends:

Life Science

During fiscal 2003, Meridian opened its protein production laboratory for business, creating the opportunity to serve as an “enabler” in the development of new drugs and vaccines. Although the protein production laboratory is a new line of business for Meridian, it is an extension of Meridian’s existing antigen manufacturing technologies and capabilities. The new line of business will create a new class of customers, pharmaceutical companies, as well as the opportunity to leverage sales and marketing resources. Sales and marketing resources at Meridian’s Viral Antigens and BIODESIGN subsidiaries are being aligned to focus on common customers and complimentary products. Meridian also expects to develop or license unique biological tools and technology.

European Diagnostics

Meridian has experienced sales declines of 4% in fiscal 2002 and 13% in fiscal 2001 in its European Diagnostics operating segment. Competitive factors and government reimbursement policies have slowed growth in European markets and sales have also been negatively affected by currency translation. In response to market conditions, Meridian restructured its European distribution operations in fiscal 2001 and 2000 by moving the export business from Germany to Belgium, and moving the German in-country business to an independent distributor (this latter move also affected sales because Meridian is no longer selling to end-user customers on a direct basis in Germany). Although this restructuring has improved overall operating results for the European Diagnostics operating segment by lowering its cost structure, for fiscal 2002 and 2001, there were decreases in sales as described above. Meridian believes that sales levels have at least stabilized, and in fact, believes a modest increase is attainable for fiscal 2003.

US Diagnostics

Consolidation of the US healthcare industry is expected to continue and potentially affect Meridian’s customers. Industry consolidation puts pressure on pricing and aggregates buying power. In response, in the last four years, Meridian has entered into, extended or renewed several exclusive multiple-year contracts with consolidated healthcare providers and supply agreements with major reference laboratories.

Research and Development

Meridian believes that internally-developed products will continue to be a critical source of sales and sales growth. Research and development efforts are expected to focus on the development of new products and product improvements where Meridian has a dominant market position, or its intellectual property is protected by patents or licenses.

Operating Segments:

As a result of changes that occurred in February 2003 in the organization and management of Meridian’s businesses, effective with the quarter beginning January 1, 2003 (Meridian’s second quarter), Meridian changed its reportable operating segments to US Diagnostics (formerly referred to as Meridian Bioscience, Inc. or MBI), European Diagnostics (formerly referred to as Meridian Bioscience Europe or MBE) and Life Science. The US Diagnostics operating segment consists of manufacturing operations in Cincinnati, Ohio, and the sale and distribution of diagnostic test kits in the US and countries outside of Europe, Africa and the Middle East. The European Diagnostics operating segment consists of the sale and distribution of diagnostic test kits in Europe, Africa and the Middle East. The Life Science operating segment consists of manufacturing operations in Memphis, Tennessee and Saco, Maine, and the sale and distribution of bulk antigens, antibodies and bioresearch reagents domestically and abroad. The Life Science operating segment consists of the Viral Antigens and BIODESIGN subsidiaries (formerly part of the Meridian Bioscience, Inc. operating segment), including the protein production laboratory.

Results of Operations:

Overview

Fourth quarter

Net earnings for the fourth quarter of fiscal 2002 were $863,000, or $0.06 per diluted share, including an after-tax charge of $751,000, or $0.05 per diluted share, for costs related to the abandoned Biotrin acquisition. Net earnings for the fourth quarter of fiscal 2001 were $171,000, or $0.01 per diluted share. Net sales for the fourth quarter of fiscal 2002 were $15,559,000, an increase of $2,058,000 or 15% compared to the fourth quarter of fiscal 2001.

In May 2002, Meridian executed a letter of intent to acquire all of the outstanding capital stock of Biotrin Holdings plc, headquartered in Dublin, Ireland. In November 2002, Meridian terminated negotiations and ceased further discussions regarding its interest in acquiring Biotrin. Costs of $751,000, after-tax, were for professional fees for attorneys and financial and tax advisors.

Fiscal Year

Net earnings for fiscal 2002 were $5,031,000, or $0.34 per diluted share, including the after-tax charge of $751,000, or $0.05 per diluted share, for the abandoned Biotrin acquisition. Fiscal 2001 was a net loss of $10,275,000, or $0.70 per diluted share, including after-tax charges of $0.80 per share for acquired in-process research and development, asset impairment and other costs related to FDA matters and European restructuring. Results of operations for fiscal 2002 compared to fiscal 2001 are discussed below.

Fiscal Year Ended September 30, 2002 Compared to Fiscal Year Ended September 30, 2001

Net Sales

Overall, net sales increased $2,577,000, or 5%, to $59,104,000 for fiscal 2002 compared to fiscal 2001. Net sales for the US Diagnostics operating segment increased $1,614,000, or 5%, for the European Diagnostics operating segment decreased $501,000, or 4%, and for the Life Science operating segment increased $1,464,000, or 13%.

For the US Diagnostics operating segment, the negative effects of discontinuing the manufacturing and distribution of approximately 30 products in the second quarter of fiscal 2001 was more than offset by strong volume growth in C difficile and H pylori diagnostic products. Meridian’s Premier Toxins A&B and Premier Platinum HpSA led the volume growth for these two disease states. Both of these products were developed by Meridian and launched in 1999 and 1998, respectively.

For the European Diagnostics operating segment, the decline in sales during fiscal 2002 is net of currency translation gains of $371,000. It reflects volume declines attributable to continued deterioration in market conditions in Germany, as well as price erosion and volume declines related to competition for certain products in Italy and other European markets. In addition, upon changeover to an independent distributor in Germany in the second quarter of fiscal 2001, the new distributor placed stocking orders that did not repeat in fiscal 2002.

For the Life Science operating segment, volume growth was particularly strong for Rubella make-to-order bulk antigen products.

For all operating segments combined, international sales were $17,993,000, or 30% of total sales, for fiscal 2002, compared to $18,123,000, or 32% of total sales, in fiscal 2001. Combined domestic exports for the US Diagnostics and Life Science operating segments were $6,073,000 for fiscal 2002, compared to $5,702,000 in fiscal 2001. The remaining international sales were generated by the European Diagnostics operating segment.

Gross Profit

Gross profit increased $7,892,000 or 30%, to $34,598,000 for fiscal 2002 compared to fiscal 2001. Gross profit margins increased from 47% for fiscal 2001, to 59% for fiscal 2002. Gross profit for fiscal 2001 included the negative effects of an inventory impairment charge in the amount of $4,000,000 related to FDA matters, as well as certain inefficiencies related to products manufactured in Cincinnati, because during the second quarter of fiscal 2001, resources were concentrated on execution of the plan submitted to the FDA (see FDA discussion contained herein).

Meridian’s overall operations consist of the sale of diagnostic test kits for various disease states and in alternative test formats, as well as bioresearch reagents, antigens and proficiency tests. On a quarterly basis, product sales mix shifts, in the normal course of business, can cause the consolidated gross profit margin to fluctuate by several points.

Operating Expenses

Operating expenses declined $14,609,000, to $24,604,000 for fiscal 2002 compared to fiscal 2001. Operating expenses for fiscal 2002 included $1,211,000 related to the abandoned acquisition of Biotrin Holdings. Operating expenses for fiscal 2001 included costs of $11,074,000, $1,510,000, and $800,000 related to FDA matters, European restructuring and acquired in-process research and development, respectively. This decline is primarily attributable to closure of the German distribution operation during the first quarter of fiscal 2001, general cost-cutting measures implemented across all Meridian business units, tightly controlled spending and the offsetting effects of lower legal costs related to trade secrets litigation and increased reserves for distributor rebates.

Research and development expenses declined $475,000 or 14%, to $2,888,000 for fiscal 2002 compared to fiscal 2001, and as a percentage of sales, declined from 6% for fiscal 2001 to 5% for fiscal 2002. Of this decrease, $417,000 related to the US Diagnostics operating segment and $58,000 related to the Life Science operating segment. The decline for the US Diagnostics operating segment is primarily attributable to lower outside contract research and clinical trial costs based on timing of projects, as well as the favorable effects of spending controls.

Sales and marketing expenses declined $1,241,000 or 11%, to $9,730,000 for fiscal 2002 compared to fiscal 2001, and as a percentage of sales, declined from 19% for fiscal 2001 to 16% for fiscal 2002. Of this decline, $688,000 related to the US Diagnostics operating segment, $524,000 related to the European Diagnostics operating segment and $29,000 related to the Life Science operating segment. The decline for the US Diagnostics operating segment is primarily attributable to spending controls and cost-cutting measures. Spending controls and cost-cutting measures were in the areas of advertising, promotional materials, travel and conventions. In addition, freight costs to ship product to customers from the Cincinnati manufacturing facility have been reduced as a result of better management of this element of operations. The decline for the European Diagnostics operating segment is primarily attributable to the closure of the German distribution operation during the first quarter of fiscal 2001.

General and administrative expenses declined $720,000 or 6%, to $10,775,000 for fiscal 2002 compared to fiscal 2001, and as a percentage of sales, declined from 20% for fiscal 2001 to 18% for fiscal 2002. Of this decline, $665,000 related to the US Diagnostics operating segment and $140,000 related to the European Diagnostics operating segment. The Life Science operating segment increased $85,000. The decline for the US Diagnostics operating segment is primarily attributable to no longer amortizing goodwill due to the adoption of SFAS No. 142 and lower legal costs related to trade secrets litigation. These decreases were somewhat offset by increased reserves for distributor rebates. The decline for the European Diagnostics operating segment is primarily attributable to the closure of the German distribution operation during the first quarter of fiscal 2001.

Operating Income

Operating income increased $22,501,000 from a loss of $12,507,000 in fiscal 2001, to income of $9,994,000 in fiscal 2002 as a result of the factors discussed above.

Other Income and Expense

Interest expense declined $572,000 or 22%, to $1,974,000 for fiscal 2002 compared to fiscal 2001. This decrease is attributable to the favorable effects of a lower interest rate environment and lower overall debt levels outstanding.

Other income and expense, net for fiscal 2002 included a net gain of $254,000 related to the sale of shares of common stock received in the demutualization of two insurance companies during the first quarter. Other income and expense, net for fiscal 2002 and 2001 included net currency losses of $14,000 and $39,000, respectively, related to transactions that are denominated in foreign currencies. The decrease in currency losses is attributable to the level of Euro/US dollar exchange rates during each period as well as strategies that were implemented in the latter part of fiscal 2001 to reduce currency exposure on these types of transactions.

Income Taxes

The effective rate for income taxes is a provision of 39% for fiscal 2002, compared to a credit of 31% for fiscal 2001. The effective rate for fiscal 2002 includes the favorable effects of reversing valuation allowance provisions in Belgium that were established prior to the restructuring of European operations, as net operating loss carryforwards in this jurisdiction are being utilized, and certain favorable book-to-tax return adjustments related to non-US sales activities. The effective rate for fiscal 2001 includes the unfavorable effects of the goodwill portion of the impairment charges related to FDA matters, a substantial portion of the European restructuring charge and the acquired in-process research and development charge, which could not be utilized for tax purposes.

Fiscal Year Ended September 30, 2001 Compared to Fiscal Year Ended September 30, 2000

Net Sales

Overall, net sales decreased $569,000, or 1%, to $56,527,000 for fiscal 2001 compared to fiscal 2000. Net sales for the US Diagnostics operating segment decreased $6,581,000, or 17%, for the European Diagnostics operating segment decreased $1,836,000, or 13%, and for the Life Science operating segment increased $7,848,000, or 212%.

For the US Diagnostics operating segment, volume declines were caused by discontinuing the manufacture and distribution of approximately 30 products and Cincinnati manufacturing output inefficiencies.

For the European Diagnostics operating segment, the decline in sales during fiscal 2001 reflects the unfavorable impact of currency translation losses ($1,055,000) and volume declines attributable to discontinuing the manufacturing and distribution of the products discussed above. The Premier Platinum HpSA product had strong volume growth in the Italian market, offsetting a portion of the volume declines.

For the Life Science operating segment, the increase in sales is primarily due to the acquisition of Viral Antigens ($7,591,000). The acquisition was effective September 15, 2000. Thus, fiscal 2001 contains a full year of operations whereas fiscal 2000 contained 15 days.

For all operating segments combined, international sales were $18,123,000, or 32% of total sales, for fiscal 2001, compared to $19,276,000, or 34% of total sales, in fiscal 2000. Combined domestic exports for the US Diagnostics and Life Science operating segments were $5,702,000 for fiscal 2001, compared to $5,019,000 in fiscal 2000. The remaining international sales were generated by the European Diagnostics operating segment.

Gross Profit

Gross profit, including the effects of the inventory write-off of $4,000,000, decreased $8,740,000 or 25%, to $26,706,000 in fiscal 2001 compared to fiscal 2000. Gross profit margins decreased from 62% in fiscal 2000 to 47% in fiscal 2001. The $4,000,000 inventory write-off accounts for seven points of this decrease. The remaining decrease of eight points is primarily attributable to the Cincinnati manufacturing output inefficiencies, including unusual scrap levels and currency translation losses.

Meridian’s manufacturing costs are predominantly incurred in US dollars whereas a significant portion of international sales are denominated in foreign currencies. Consequently, a significant portion of the currency translation losses discussed under “Net Sales” above, adversely affected gross profit margins.

Operating Expenses

Operating expenses, inclusive of acquired in-process research and development ($800,000), costs and asset impairment charges related to FDA matters ($11,074,000) and European restructuring costs ($1,510,000), in fiscal 2001 increased $13,121,000 or 50%, and as a percentage of sales, increased from 46% in fiscal 2000 to 69% in fiscal 2001. The increase in operating expenses, excluding the special charges, is primarily attributable to the Viral Antigens acquisition, including amortization of goodwill and other intangibles, costs for outsourced research and development activities, costs of certain clinical trials, costs for recruiting and relocation of new personnel, and normal salary and wage increases. These increases have been partially offset by the results of cost reduction measures in Cincinnati and Europe, including the effects of closure of the German distribution operation and lower headcount.

Research and development expenses increased $1,103,000 or 49%, to $3,363,000 in fiscal 2001, and as a percentage of sales, increased from 4% of sales in fiscal 2000 to 6% in fiscal 2001. This increase occurred primarily in the Life Science operating segment, $1,110,000, and related to the addition of Viral Antigens’ costs for a full year of operations.

Selling and marketing expenses decreased $1,285,000, or 10%, to $10,971,000 in fiscal 2001, and as a percentage of sales, decreased from 21% in fiscal 2000 to 19% in fiscal 2001. Of this decrease, $875,000 related to the US Diagnostics operating segment and $1,009,000 related to the European Diagnostics operating segment. The Life Science operating segment increased $599,000. The decrease for the US Diagnostics operating segment primarily relates to the effects of cost reduction measures. The decrease for the European Diagnostics operating segment primarily relates to the closure of the German distribution operation. The increase for the Life Science operating segment primarily relates to the addition of Viral Antigens’ costs for a full year of operations.

General and administrative expenses increased $719,000 or 7%, to $11,495,000 in fiscal 2001, and as a percentage of sales, increased from 19% in fiscal 2000 to 20% in fiscal 2001. The Life Science operating segment increased $1,292,000 while the US Diagnostics and European Diagnostics operating segments decreased $389,000 and $184,000, respectively. The increase for the Life Science operating segment primarily relates to the addition of Viral Antigens’ costs for a full year of operations, including amortization of goodwill and other intangibles. The decrease for the US Diagnostics operating segment is due to cost reduction efforts and lower amortization related to impaired intangible assets from the first quarter. The decrease for the European Diagnostics operating segment primarily relates to cost reduction efforts, including the closure of the German distribution operation.

Operating Income

Meridian experienced an operating loss of $12,507,000 in fiscal 2001, reflecting the negative effects of acquired in-process research and development, the asset impairment charges and other costs related to FDA matters, European restructuring costs and lower sales and gross profit for Cincinnati operations during the latter three quarters. Operating income in fiscal 2000 was $9,354,000.

Other Income and Expense

Interest income decreased $216,000 or 57%, to $166,000 in fiscal 2001. This decrease is attributable to lower average interest-bearing cash balances and lower interest rates.

Interest expense increased $422,000 or 20%, to $2,546,000 in fiscal 2001. This increase is primarily due to interest on the debt that funded the Viral Antigens acquisition, interest on the debt assumed in the Viral Antigens acquisition and higher average working capital borrowings outstanding, offset somewhat by lower interest rates.

Other expense, net in fiscal 2000 includes a gain of $292,000 from the sale of the former Gull Laboratories headquarters facility and currency losses of $845,000 related to intercompany debt transactions involving the German distribution operation that was shut down.

Income Taxes

The effective rate for income tax credits is 31% in fiscal 2001, compared to an effective rate of 2% in fiscal 2000. The effective rate in fiscal 2001 reflects the unfavorable effect of certain permanent differences, primarily goodwill amortization and the goodwill portion of the asset impairment charge, as well as the charge for acquired in-process research and development. The provision for income taxes in fiscal 2001 also includes benefits for operating losses in US jurisdictions based on expectations of taxable income in future periods. The effective rate in fiscal 2000 includes the tax benefits related to the write-off of Meridian’s net investment in its German distribution business ($4,641,000) and valuation allowance provisions related to net operating losses in Europe ($1,718,000).

Liquidity and Capital Resources:

Comparative Cash Flow Analysis

Meridian’s operating cash flow and financing requirements are determined by analyses of operating and capital spending budgets and consideration of acquisition plans. Meridian has historically maintained line of credit availability to respond to acquisition opportunities quickly.

Net cash provided by operating activities increased $2,713,000 or 31%, to $11,415,000 in fiscal 2002 compared to fiscal 2001. This increase is primarily attributable to earning levels, net of changes in deferred taxes, and also reflects cash used to return finished goods inventories to targeted levels. Although fiscal 2001 reflected a significant loss caused by asset impairment related to FDA matters, European restructuring and acquired in-process research and development, a substantial portion of these charges were non-cash in nature.

Net cash used for investing activities was $4,201,000 for fiscal 2002, compared to $1,914,000 for fiscal 2001, and primarily related to capital expenditures during both periods. The increase during fiscal 2002 reflects the construction of Viral Antigens’ protein production laboratory. Net cash used in investing activities for fiscal 2002 also included proceeds of $254,000 related to the sale of common stock received in the demutualization of two insurance companies during the first quarter.

Net cash used for financing activities was $8,999,000 for fiscal 2002, compared to $7,046,000 for fiscal 2001. Activity on the revolving credit facility during fiscal 2002 includes approximately $1,000,000 related to repayment of the mortgage loan for the Viral Antigens facilities that matured in January 2002.

Net cash flows from operating activities are anticipated to fund working capital requirements, debt service and dividends during fiscal 2003.

Capital Resources

The following table presents Meridian’s financing obligations as of September 30, 2002 (amounts in thousands):

	Payments Due for Fiscal Years Beginning October 1

	2003	2004	2005	2006	2007	Total

Bank term debt	$736	$674	$674	$1,866	$58	$4,008
Capital lease obligations	207	167	83	89	15	561
Subordinated debentures	—	—	—	20,000	—	20,000

Meridian has a $25,000,000 credit facility with a commercial bank that includes $5,000,000 of term debt and capital lease capacity and a $20,000,000 line of credit that expires in September 2004. As of December 2, 2002, borrowings of $965,000 were outstanding on the line of credit portion of this facility, and the availability was $19,035,000.

A substantial portion of the bank term debt, $3,888,000, is denominated in the Euro currency and bears interest at a variable rate tied to Euro LIBOR. A one-percentage point increase in the Euro LIBOR rate would increase fiscal 2003 interest expense by $33,000 for this debt. This debt serves as a natural currency hedge against certain Euro denominated intercompany receivables. The subordinated convertible debentures in the amount of $20,000,000 bear interest at a fixed rate of 7% and have a conversion rate of $16.09. The Company expects that these debentures will be converted or refinanced at maturity.

The Viral Antigens acquisition, completed in fiscal 2000, provides for additional purchase consideration up to a maximum remaining amount of $5,938,000, contingent upon Viral Antigens’ future earnings through September 30, 2006. Earnout consideration is payable each year, following the period earned. Earnout payments, if any, may require financing under the line of credit or other bank credit facility. Earnout consideration in the amount of $1,407,000 related to fiscal 2002 is due to be paid in the second quarter of fiscal 2003 and will be financed on Meridian’s line of credit.

Meridian’s capital expenditures are estimated to be $2,000,000 for fiscal 2003, and may be funded with operating cash flows or availability under the $25,000,000 credit facility discussed above. Capital expenditures relate to manufacturing and other equipment of a normal and recurring nature.

Commitments:

Royalties

Meridian has entered into various license agreements that require payment of royalties based on a specified percentage of sales of related products (1% to 8%). Meridian expects that payments under these agreements will amount to as much as $700,000 in fiscal 2003. These royalty payments primarily relate to the US Diagnostics operating segment.

Market Risk Exposure:

Meridian has market risk exposure related to interest rate sensitive debt and foreign currency transactions.

Meridian has debt obligations in the aggregate amount of $24,569,000 outstanding at September 30, 2002, of which $4,511,000 bears interest at variable rates. Information concerning the maturities of interest rate sensitive debt is included in the discussion of Capital Resources above. To date, Meridian has not employed a hedging strategy with respect to interest rate risk.

Meridian is exposed to foreign currency rate risk related to its European distribution operations, including foreign currency denominated intercompany receivables, as well as Euro denominated term debt. The Euro denominated term debt serves as a natural hedge against a portion of the Euro denominated intercompany receivables.

Euro Conversion:

On January 1, 1999, the European and Monetary Union took effect and introduced the Euro as the official single currency for the 11 participating member countries. On that date, the currency exchange rates of the participating countries were fixed against the Euro. Effective January 1, 2002, the legacy currencies were eliminated and the Euro is the single currency for the 11 participating countries.

Meridian’s systems have been updated to process Euro transactions. Costs required to prepare for the Euro have not been material to Meridian’s financial position, results of operations or cash flows. The future impact, if any, of the Euro on Meridian’s competitive position is unknown.

FDA Matters:

During January 2001, the FDA completed a follow-up inspection of Meridian’s compliance with the Quality Systems Regulations that govern the manufacturing of in vitro diagnostics. This inspection included a review of, among other things, procedures for validation, document control, corrective actions and design control. In June 2001, Meridian received a Warning Letter from the FDA which summarized and reiterated certain of the observations made by the FDA during their follow-up inspection completed in January 2001. Meridian responded to the Warning Letter on July 20, 2001.

In January 2001, Meridian submitted a comprehensive plan to the FDA outlining specific steps it committed to undertake to improve its quality systems. To concentrate and focus resources on QSR compliance, Meridian discontinued the manufacturing and distribution of approximately 30 products. These products related to both the US and European Diagnostics operating segments. The costs of implementing the plan included costs for outside consultants with experience in the quality system regulations, validation and computer software and equipment. During fiscal 2001, Meridian incurred plan implementation costs in the amount of $2,322,000, primarily related to consulting fees. Meridian has considered the effects of incremental costs of compliance with QSR in its cost structure. Meridian continues to engage in activities designed to reduce costs, improve operations and replace products that were discontinued.

As a result of the decision to discontinue the manufacturing and distribution of approximately 30 products, Meridian could not recover the cost of certain assets, and consequently, recorded the following pre-tax charges during fiscal 2001 (in thousands):

Product inventory write-off	$4,000
Product recall costs	181
Write-off of sales-type lease receivables	336
Impaired instrumentation equipment	666
Impaired intangible assets	7,569

$12,752

Impaired intangible assets included portions of manufacturing technologies, core products, customer lists and goodwill related to these products. Impairment amounts for long-lived assets were measured by comparing discounted future cash flow projections to the net book value of the assets.

In accordance with the FDA’s directive in the Warning Letter, in September 2001, Meridian engaged an independent auditor to evaluate Meridian’s progress in implementing its corrective plan. Based on an extensive review of documents and an on-site visit, the auditors substantiated Meridian’s progress in addressing the issues raised in the FDA inspection and Warning Letter. As anticipated by Meridian, the FDA commenced an on-site follow-up inspection during late fiscal 2002. This follow-up inspection was completed in August 2002. The FDA issued several observations primarily aimed at fine-tuning established quality control systems and procedures. Meridian submitted written corrective action plans to address these refinements and continues its periodic communications with the FDA on the progress of its plan submitted to the FDA in January 2001 and the observations from the recently completed inspection.

Meridian expects cash flows from operations to be sufficient to fund working capital needs, debt service and dividends during fiscal 2003. Meridian is communicating with the FDA on a periodic basis to advise it on the progress of its plan. At present, it is uncertain whether Meridian’s actions will be sufficient so that no further remedial action or enforcement action by the FDA will occur.

Critical Accounting Policies:

The consolidated financial statements included in this Annual Report on Form 10-K have been prepared in accordance with accounting principles generally accepted in the United States. Such accounting principles requires management to make judgments about estimates and assumptions that affect the reported amount of assets, liabilities, revenues, expenses and related disclosures. Management believes that the following accounting policies are critical to understanding the accompanying consolidated financial statements because the application of such polices requires the use of significant estimates and assumptions and the carrying values of related assets and liabilities are material.

Revenue Recognition

Meridian’s revenues are derived primarily from product sales. Revenue is recognized when product is shipped and title has passed to the buyer. Revenue is reduced at the date of sale for estimated rebates and cash discounts that will be claimed by customers. Rebate agreements are in place with certain independent national distributors and are designed to reimburse such distributors for their cost in handling Meridian’s products. Management estimates reserves for rebate agreements and cash discounts based on historical statistics, current trends and other factors. Changes to these reserves are recorded in the period that they become known.

During fiscal 2002, Meridian adopted EITF No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including the Reseller of a Vendor’s Products). EITF No. 01-9 affected the manner in which Meridian estimates reserves for distributor rebate agreements. Rebate agreements are in place with certain independent national distributors and are designed to reimburse such distributors for their cost in handling Meridian’s products. Reserves for rebate agreements include components for reported but unpaid rebates to date and rebates not yet reported. Meridian’s reserves for rebate agreements were increased by approximately $350,000 upon adoption of EITF No. 01-9.

Inventories

Meridian’s inventories are carried at the lower of cost or market. Cost is determined on a first-in, first-out basis, except for inventories in the Viral Antigens business for which cost is determined on a last-in, first-out basis. Meridian establishes reserves against cost for excess and obsolete materials, finished goods whose shelf life may expire before sale to customers, and other identified exposures. Management estimates reserves based on assumptions about future demand and market conditions. If actual market conditions are less favorable than such estimates, additional inventory writedowns would be required and this would negatively affect gross profit margin and overall results of operations. Changes to inventory reserves are recorded in the period that they become known.

For the Viral Antigens purchase business combination, Meridian elected to use last-in, first-out accounting for inventories for financial reporting purposes. Under last-in, first-out accounting, the stepped-up inventory value will be charged to earnings in periods in which inventory quantities decline below those on hand at the purchase date. To date, inventory quantities have remained above levels on hand at the acquisition date.

Intangible Assets

Meridian’s intangible assets include identifiable intangibles and goodwill. Identifiable intangibles include customer lists, supply agreements, manufacturing technologies, patents, licenses, trade names and non-compete agreements. All of Meridian’s identifiable intangibles have finite lives.

During the first quarter of fiscal 2002, Meridian adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives are no longer amortized over their useful lives, but rather, are now subject to an annual impairment review (or more frequently if impairment indicators arise) by applying a fair-value based test. Meridian completed the transition analyses required by SFAS No. 142 during the first quarter, and there were no impairments. Meridian completed its first annual impairment review as of September 30, 2002. There were no impairments from this review.

Identifiable intangibles with finite lives are subject to impairment testing as prescribed by SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. Pursuant to the provisions of SFAS No. 144, identifiable intangibles with finite lives are reviewed for impairment when events or circumstances indicate that such assets may not be recoverable at their current carrying value. Whether an event or circumstance triggers an impairment is determined by comparing an estimate of the asset’s undiscounted future cash flows to its carrying value. If impairment has occurred, it is measured by a fair-value based test. Meridian adopted SFAS No. 144 effective October 1, 2002. There were no impairments from adoption.

Meridian’s ability to recover its intangible assets, both identifiable intangibles and goodwill, is dependent upon the future cash flows of the related acquired businesses and assets. The application of SFAS Nos. 142 and 144 requires management to make judgments and assumptions regarding future cash flows, including sales levels, gross profit margins, operating expense levels, working capital levels and capital expenditures. With respect to identifiable intangibles, management also makes judgments and assumptions regarding useful lives.

Management considers the following factors in evaluating events and circumstances for possible impairment: (i) significant under-performance relative to historical or projected operating results, (ii) negative industry trends, (iii) sales levels of specific groups of products (related to specific identifiable intangibles), (iv) changes in overall business strategies and (v) other factors.

If actual cash flows are less favorable than projections, this could trigger impairment of intangible assets. If impairment were to occur, this would negatively affect overall results of operations.

Income Taxes

Pursuant to SFAS No. 109, Accounting for Income Taxes, Meridian’s provision for income taxes includes federal, foreign, state and local income taxes currently payable and those deferred because of temporary differences between income for financial reporting and income for tax purposes.

Meridian’s deferred tax assets include net operating loss carryforwards in foreign jurisdictions. The realization of tax benefits related to net operating loss carryforwards is dependent upon the generation of future taxable income in the applicable jurisdictions. Management assesses the level of deferred tax asset valuation allowance by taking into consideration historical and future projected operating results, future reversals of taxable temporary differences, as well as tax planning strategies. The amount of net deferred tax asset considered realizable could be reduced in future years if estimates of future taxable income during the carryforward period are reduced.

Undistributed earnings in Meridian’s foreign subsidiaries are considered by management to be permanently re-invested in such subsidiaries. Consequently, US deferred tax liabilities on such earnings have not been recorded. Management believes that such US taxes would be largely offset by foreign tax credits for taxes paid in applicable foreign jurisdictions.

Accounting Pronouncements:

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Exit or Disposal Activities. SFAS No. 146 addresses the recognition, measurement and reporting of costs that are associated with exit and disposal activities in situations that do not involve a business combination. SFAS No. 146 requires liabilities associated with exit and disposal activities to be expensed as incurred, rather than recognized at the date an entity commits to an exit plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002.

Annual Report on Form 10-K for the Year Ended September 30, 2002

Part II, Item 8. Financial Statements and Supplementary Data

All other supplemental schedules are omitted due to the absence of conditions under which they are required or because the information is shown in the Consolidated Financial Statements or Notes thereto.

Report of Independent Public Accountants

To Meridian Bioscience, Inc.:

In our opinion, the consolidated balance sheet as of September 30, 2002 and the related consolidated statements of operations, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Meridian Bioscience, Inc. and its subsidiaries at September 30, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements, prior to the revisions discussed in Notes 2 and 11, and financial statement schedule of the Company as of September 30, 2001, and for each of the two years in the period ended September 30, 2001 were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated November 9, 2001.

As discussed in Note 2, on October 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed above, the financial statements of the Company as of September 30, 2001 and for each of the two years in the period ended September 30, 2001, prior to the revisions described in Notes 2 and 11, were audited by other independent accountants who have ceased operations. As described in Notes 2 and 11, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of October 1, 2002 and to give effect to a change in reportable segments in 2003. We audited the transitional disclosures in Note 2 and the reclassifications described in Note 11. In our opinion, the transitional disclosures for 2001 and 2000 in Note 2 are appropriate and the reclassifications described in Note 11 for 2002, 2001 and 2000 are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 or 2000 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
November 8, 2002, except for Note 11, as to which the date is September 24, 2003
     Cincinnati, Ohio

THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP (ANDERSEN). THIS REPORT HAS NOT BEEN REISSUED BY ANDERSEN AND ANDERSEN DID NOT CONSENT TO THE INCORPORATION BY REFERENCE OF THIS REPORT INTO ANY OF THE COMPANY’S REGISTRATION STATEMENTS.

AS DISCUSSED IN NOTE 2, THE COMPANY HAS REVISED ITS FINANCIAL STATEMENTS FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000 TO INCLUDE THE TRANSITIONAL DISCLOSURES REQUIRED BY STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 142, GOODWILL AND INTANGIBLE ASSETS. THE ANDERSEN REPORT DOES NOT EXTEND TO THESE CHANGES. THE REVISIONS TO THE 2001 AND 2000 FINANCIAL STATEMENTS RELATED TO THESE TRANSITIONAL DISCLOSURES WERE REPORTED ON BY PRICEWATERHOUSECOOPERS LLP, AS STATED IN THEIR REPORT APPEARING HEREIN.

ADDITIONALLY, AS DISCUSSED IN NOTE 11, THE COMPANY HAS REVISED ITS 2001 AND 2000 FINANCIAL STATEMENTS TO GIVE EFFECT TO A CHANGE IN REPORTABLE SEGMENTS. THE ANDERSEN REPORT DOES NOT EXTEND TO THESE CHANGES TO THE 2001 AND 2000 FINANCIAL STATEMENTS. THE REVISIONS TO THE 2001 AND 2000 FINANCIAL STATEMENTS RELATED TO THE CHANGE IN REPORTABLE SEGMENTS WERE REPORTED ON BY PRICEWATERHOUSECOOPERS LLP, AS STATED IN THEIR REPORT APPEARING HEREIN.

Report of Independent Public Accountants

To Meridian Bioscience, Inc.:

We have audited the accompanying consolidated balance sheets of MERIDIAN BIOSCIENCE, INC. and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended September 30, 2001. These financial statements and the schedule referred to below are the responsibility of Meridian’s management. Our responsibility is to express an opinion on the financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meridian Bioscience, Inc. and subsidiaries as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of the financial statements is presented for the purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP
Cincinnati, Ohio, November 9, 2001

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
Meridian Bioscience, Inc. and Subsidiaries

For the Year Ended September 30,	2002	2001	2000

Net Sales	$59,104	$56,527	$57,096
Cost of Sales
Sale of product	24,506	25,821	21,650
Inventory impairment	—	4,000	—

Total cost of sales	24,506	29,821	21,650

Gross Profit	34,598	26,706	35,446

Operating Expenses:
Research and development	2,888	3,363	2,260
Selling and marketing	9,730	10,971	12,256
General and administrative	10,775	11,495	10,776
Costs of abandoned acquisition	1,211	—	—
Costs and asset impairment charges related to FDA matters	—	11,074	—
European restructuring costs	—	1,510	800
Acquired in-process research and development	—	800	—

Total operating expenses	24,604	39,213	26,092

Operating Income (Loss)	9,994	(12,507)	9,354
Other Income (Expense):
Interest income	38	166	382
Interest expense	(1,974)	(2,546)	(2,124)
Other, net	185	(19)	(674)

Total other income (expense)	(1,751)	(2,399)	(2,416)

Earnings (Loss) Before Income Taxes	8,243	(14,906)	6,938
Income Tax Provision (Benefit)	3,212	(4,631)	(173)

Net Earnings (Loss)	$5,031	$(10,275)	$7,111

Earnings Per Share Data:
Basic earnings (loss) per common share	$0.34	$(0.70)	$0.49
Diluted earnings (loss) per common share	$0.34	$(0.70)	$0.49
Common shares used for basic earnings (loss) per common share	14,621	14,589	14,565
Dilutive stock options	139	—	87

Common shares used for diluted earnings (loss) per common share	14,760	14,589	14,652

Anti-dilutive Securities:
Common stock options	737	1,088	407
Convertible debentures	1,243	1,243	1,243

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)

Meridian Bioscience, Inc. and Subsidiaries

For the Year Ended September 30,	2002	2001	2000

Cash Flows From Operating Activities
Net earnings (loss)	$5,031	$(10,275)	$7,111
Non-cash items
Acquired in-process research and development	—	800	—
Depreciation of property, plant and equipment	2,312	2,261	2,039
Amortization of intangible assets	1,407	2,485	2,772
Asset impairment charges related to FDA matters	—	12,752	—
European restructuring	—	396	800
Deferred income taxes, net of impact of acquisitions	200	(4,394)	(42)
Stock compensation expense	48	15	11
Gain on sale of stock received in demutualization	(254)	—	—
Gain on sale of Gull Laboratories headquarters facility	—	—	(292)
Change in current assets, excluding cash and effects of acquisitions	(123)	4,604	(6,970)
Change in current liabilities, excluding current portion of long-term obligations and acquisitions	2,446	(1,302)	(631)
Other, net	348	1,360	419

Net cash provided by operating activities	11,415	8,702	5,217

Cash Flows From Investing Activities
Acquisition of Viral Antigens, net of cash acquired	(905)	—	(8,985)
Acquisitions of property, plant and equipment	(3,550)	(1,923)	(4,047)
Proceeds from sale of Gull Laboratories headquarters facility	—	—	2,332
Proceeds from sales of investments	254	9	989
Purchase of product license and other intangibles	—	—	(25)

Net cash used in investing activities	(4,201)	(1,914)	(9,736)

Cash Flows From Financing Activities
Net activity on revolving credit facility	(2,940)	(345)	6,230
Proceeds from debt obligations	—	4,058	6,303
Repayment of debt obligations	(2,175)	(7,016)	(5,810)
Dividends paid	(4,022)	(3,722)	(3,353)
Acquisitions of treasury stock	—	(32)	—
Proceeds from exercises of stock options	138	11	181

Net cash provided by (used in) financing activities	(8,999)	(7,046)	3,551

Effect of Exchange Rate Changes on Cash	172	111	(441)
Net Decrease in Cash and Equivalents	(1,613)	(147)	(1,409)
Cash and Equivalents at Beginning of Period	4,673	4,820	6,229

Cash and Equivalents at End of Period	$3,060	$4,673	4,820

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS (dollars in thousands)

Meridian Bioscience, Inc. and Subsidiaries

As of September 30,	2002	2001

Assets
Current Assets:
Cash	$3,060	$4,673
Accounts receivable, less allowances of $987 in 2002 and $889 in 2001	12,616	12,526
Inventories	12,735	12,139
Prepaid expenses and other current assets	966	1,529
Deferred income taxes	998	1,635

Total current assets	30,375	32,502

Property, Plant and Equipment, at Cost:
Land	666	658
Buildings and improvements	13,986	13,970
Machinery, equipment and furniture	15,317	13,756
Construction in progress	2,780	872

Subtotal	32,749	29,256
Less-accumulated depreciation and amortization	14,744	12,530

Net property, plant and equipment	18,005	16,726

Other Assets:
Deferred debenture offering costs, net	517	652
Goodwill	4,542	2,956
Other intangible assets, net	11,415	12,806
Other assets	241	340

Total other assets	16,715	16,754

Total assets	$65,095	$65,982

The accompanying notes are an integral part of these consolidated balance sheets.

CONSOLIDATED BALANCE SHEETS (dollars in thousands)

Meridian Bioscience, Inc. and Subsidiaries

As of September 30,	2002	2001

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt and capital lease obligations	$943	$2,132
Borrowings under revolving credit facility	2,945	5,885
Accounts payable	1,914	2,370
Accrued payroll costs	2,428	2,103
Purchase business combination liability	1,407	800
Abandoned acquisition costs	980	—
Other accrued expenses	2,817	3,078
Income taxes payable	1,815	—

Total current liabilities	15,249	16,368

Long-term Obligations:
Bank debt and capital lease obligations	3,626	4,349
Convertible subordinated debentures	20,000	20,000
Deferred Income Taxes	1,839	2,321
Commitments and Contingencies	—	—
Shareholders’ Equity:
Preferred stock, no par value, 1,000,000 shares authorized, none issued	—	—
Common stock, no par value, 50,000,000 shares authorized, 14,633,215 and 14,598,970 shares issued and outstanding	2,535	2,535
Treasury stock, 8,300 shares	(32)	(32)
Additional paid-in capital	21,191	20,962
Retained earnings	1,901	892
Accumulated other comprehensive loss	(1,214)	(1,413)

Total shareholders’ equity	24,381	22,944

Total liabilities and shareholders’ equity	$65,095	$65,982

The accompanying notes are an integral part of these consolidated balance sheets.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
      (Dollars and shares in thousands except per share data)

Meridian Bioscience, Inc. and Subsidiaries

	Common	Shares			Additional
	Shares	Held in	Common	Treasury	Paid-in
	Issued	Treasury	Stock	Stock	Capital

Balance at September 30, 1999	14,429	—	$2,424	$—	$20,855
Cash dividends paid - $0.23 per share	—	—	—	—	—
Exercise of stock options	158	—	106	—	75
Issuance of stock options to non-employees	—	—	—	—	11
Comprehensive income:
Net earnings	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—
Comprehensive income

Balance at September 30, 2000	14,587	—	2,530	—	20,941
Cash dividends paid - $0.26 per share	—	—	—	—	—
Exercise of stock options	12	—	5		6
Issuance of stock options to non-employees	—	—	—	—	15
Purchase of treasury stock	—	(8)	—	(32)	—
Comprehensive income:
Net earnings (loss)	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—
Comprehensive income

Balance at September 30, 2001	14,599	(8)	2,535	(32)	20,962
Cash dividends paid - $0.275 share	—	—	—	—	—
Exercise of stock options	34	—	—	—	138
Issuance of stock options to non-employees	—	—	—	—	91
Comprehensive income:
Net earnings	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—
Comprehensive income (loss)

Balance at September 30, 2002	14,633	(8)	$2,535	$(32)	$21,191

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Accumulated
		Other		Total
	Retained	Comprehensive	Comprehensive	Shareholders’
	Earnings	Income (Loss)	Income (Loss)	Equity

Balance at September 30, 1999	$11,131	$(819)		$33,591
Cash dividends paid - $0.23 per share	(3,353)	—		(3,353)
Exercise of stock options	—	—		181
Issuance of stock options to non-employees	—	—		11
Comprehensive income:
Net earnings	7,111	—	$7,111	7,111
Foreign currency translation adjustment	—	(930)	(930)	(930)

Comprehensive income			$6,181

Balance at September 30, 2000	14,889	(1,749)		36,611
Cash dividends paid - $0.26 per share	(3,722)	—		(3,722)
Exercise of stock options	—	—		11
Issuance of stock options to non-employees	—	—		15
Purchase of treasury stock	—	—		(32)
Comprehensive income:
Net earnings (loss)	(10,275)	—	$(10,275)	(10,275)
Foreign currency translation adjustment	—	336	336	336

Comprehensive income			$(9,939)

Balance at September 30, 2001	892	(1,413)		22,944
Cash dividends paid - $0.275 share	(4,022)	—		(4,022)
Exercise of stock options	—	—		138
Issuance of stock options to non-employees	—	—		91
Comprehensive income:
Net earnings	5,031	—	$5,031	5,031
Foreign currency translation adjustment	—	199	199	199

Comprehensive income (loss)			$5,230

Balance at September 30, 2002	$1,901	$(1,214)		$24,381

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Meridian Bioscience, Inc. and Subsidiaries

(1)  Corporate Name Change and Stock Buyback Program

On January 23, 2001, Meridian’s shareholders approved a change in the corporate name to Meridian Bioscience, Inc. Also during January 2001, Meridian changed its Nasdaq symbol from KITS to VIVO. These changes were implemented to more accurately reflect Meridian’s expansion of its capabilities in bioscience, research reagent development and other services that will enable drug discovery and realization of new pharmaceuticals, vaccines and diagnostics.

During the second quarter of fiscal 2001, Meridian’s Board of Directors authorized the repurchase of up to 500,000 shares of its outstanding common stock from time-to-time in open market and privately negotiated transactions. The purchases will be made at the discretion of management and subject to guidelines adopted by Meridian’s Board of Directors, including consideration of market, business, legal, accounting and other factors. Shares repurchased of 8,300 at September 30, 2002 have been held in treasury. On December 13, 2002, Meridian’s Board of Directors terminated this repurchase program.

(2)  Summary of Significant Accounting Policies

(a)	Nature of Business - Meridian’s principal business is the development, manufacture and distribution of a broad range of diagnostic test kits, purified reagents and related products for the healthcare industry. Meridian also offers biopharmaceutical-enabling capabilities.

(b)	Principles of Consolidation - The consolidated financial statements include the accounts of Meridian Bioscience, Inc. and its subsidiaries (collectively, “Meridian” or the “Company”). All significant intercompany accounts and transactions have been eliminated.

(c)	Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are discussed in Notes 2(e), 2(g), 2(h), 2(k), 2(m) and 9.

(d)	Foreign Currency Translation Adjustments - Assets and liabilities of foreign operations are translated using year-end exchange rates with gains or losses resulting from translation included in a separate component of accumulated other comprehensive income (loss). Revenues and expenses are translated using exchange rates prevailing during the year. Meridian also recognizes foreign currency transaction gains and losses on certain assets and liabilities that are denominated in the Euro currency. These gains and losses are included in other income and expense in the accompanying consolidated statements of operations.

(e)	Inventories - Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis (FIFO), except for $3,859,000 of inventory for which cost is determined on a last-in, first-out basis (LIFO). The FIFO cost of this inventory was $2,653,000 at September 30, 2002.

Meridian establishes reserves against cost for excess and obsolete materials, finished goods whose shelf life may expire before sale to customers, and other identified exposures. Management estimates reserves based on assumptions about future demand and market conditions. If actual market conditions are less favorable than such estimates, additional inventory writedowns would be required and this would negatively affect gross profit margin and overall results of operations. Changes to inventory reserves are recorded in the period that they become known.

For the Viral Antigens purchase business combination, Meridian elected to use LIFO accounting for inventories for financial reporting purposes. Under LIFO accounting, the stepped-up inventory value will be charged to earnings in periods in which inventory quantities decline below those on hand at the purchase date. To date, inventory quantities have remained above levels on hand at the acquisition date.

(f)	Property, Plant and Equipment - Property, plant and equipment are stated at cost. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is reflected in earnings. Maintenance and repairs are expensed as incurred. Depreciation and amortization are computed on the straight-line method in amounts sufficient to write-off the cost over the estimated useful lives as follows:

Buildings and improvements - 5 to 33 years

Machinery, equipment and furniture - 3 to 10 years

(g)	Intangible Assets - Intangible assets, excluding goodwill, are stated at cost less accumulated amortization and are being amortized on a straight-line basis over their estimated useful lives, generally 3 to 15 years. Meridian continually evaluates whether subsequent events and circumstances have occurred that indicate the remaining estimated useful lives of intangible assets may warrant revision or that the remaining balances of these assets may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, Meridian uses an estimate of the related cash flows over the remaining life of the asset in measuring whether the asset is recoverable. There were no adjustments to the carrying values of intangible assets resulting from these evaluations during fiscal 2002. During fiscal 2001, Meridian recorded a charge for impairment of certain intangible assets and fixed assets related to FDA matters. See Note 4 for further information regarding these matters. During fiscal 2000, Meridian recorded a charge in the amount of $800,000 to cover the amount of intangible assets and equipment for its German distribution operation that it did not expect to recover upon liquidation of the legal entity. See Note 5 for further information regarding this matter. See Note 2 (m).

(h)	Revenue Recognition - Revenue is recognized from sales when product is shipped and title has passed to the buyer. Revenue is reduced at the date of sale for estimated rebates and cash discounts that will be claimed by customers.

Management estimates reserves for rebate agreements and cash discounts based on historical statistics, current trends and other factors. Changes to the reserves are recorded in the period that they become known.

During fiscal 2002, Meridian adopted EITF No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including the Reseller of a Vendor’s Products). EITF No. 01-9 affected the manner in which Meridian estimates reserves for distributor rebate agreements. Rebate agreements are in place with certain independent national distributors and are designed to reimburse such distributors for their cost in handling Meridian’s products. Reserves for rebate agreements include components for reported but unpaid rebates to date and rebates not yet reported. Meridian’s reserves for rebate agreements were increased by approximately $350,000 upon adoption of EITF No. 01-9.

(i)	Research and Development Costs - Internal research and development costs are charged to earnings as incurred. Third-party research and development costs are expensed when the contracted work has been performed and certain milestone results have been achieved.

(j)	Advertising - Advertising costs are charged to earnings as incurred. Expenditures for advertising in fiscal 2002, 2001 and 2000 were approximately $238,000, $193,000, and $366,000 respectively.

(k)	Income Taxes - The provision for income taxes includes federal, foreign, state and local income taxes currently payable and those deferred because of temporary differences between income for financial reporting and income for tax purposes.

(l)	Supplemental Cash flow Information – Supplemental cash flow information is as follows for fiscal 2002, 2001 and 2000 (amounts in thousands):

Year Ended September 30,	2002	2001	2000

Cash paid (received) for -
Income taxes	$242	$(4,242)	$4,259
Interest	2,113	2,447	2,318
Non-cash items -
Capital lease financing	—	214	522
Note received on sale of Gull Laboratories facility	—	—	950
Viral Antigens earnout obligation	1,407	800	—

(m)	Intangible Assets and Adoption of SFAS No. 142 and 144: - Effective October 1, 2001, Meridian adopted SFAS No. 142, Goodwill and other Intangible Assets. SFAS No. 142 addresses accounting and reporting for acquired goodwill and other intangible assets. Among other things, SFAS No. 142 provides that goodwill and other intangible assets with indefinite lines are no longer subject to amortization over their useful lives, but rather, are now subject to an annual impairment review (or more frequently if impairment indicators arise) by applying a fair-value based test. Meridian has no intangible assets with indefinite lives other than goodwill. Meridian completed the transition analysis required by SFAS No. 142 during the first quarter, and there were no impairments. Pursuant to the provisions of SFAS No. 142, an intangible asset representing a workforce acquired in a past acquisition was reclassified to goodwill. The net book value of the acquired workforce at the time of transfer was $73,000, including deferred income taxes of $45,000. The following table reconciles reported net income (loss) to amounts adjusted to add back goodwill and workforce amortization (in thousands, except per share amounts).

Year Ended September 30,	2002	2001	2000

Reported net income (loss)	$5,031	$(10,275)	$7,111
Add back: Goodwill amortization after-tax	—	152	199
Workforce amortization after-tax	—	41	60

Adjusted net income (loss)	$5,031	$(10,082)	$7,370

Reported basic earnings (loss) per share	$0.34	$(0.70)	$0.49
Goodwill and workforce amortization after-tax	—	0.01	0.02

Adjusted basic earnings (loss) per share	$0.34	$(0.69)	$0.51

Reported diluted earnings (loss) per share	$0.34	$(0.70)	$0.49
Goodwill and workforce amortization after-tax	—	0.01	0.01

Adjusted diluted earnings (loss) per share	$0.34	$(0.69)	$0.50

A summary of Meridian’ acquired intangible assets subject to amortization, as of September 30, 2002 and 2001 is as follows (in thousands).

	2002		2001
	Gross	2002	Gross	2001
	Carrying	Accumulated	Carrying	Accumulated
As of September 30,	Value	Amortization	Value	Amortization

Covenants not to compete	$800	$694	$1,600	$1,389
Core products	3,199	1,097	3,199	908
Manufacturing technologies	5,747	2,327	5,747	1,986
Trademarks, licenses and patents	1,787	1,007	1,975	1,050
Customer lists and supply agreements	7,367	2,360	7,367	1,867
Workforce	—	—	500	382

	$18,900	$7,485	$20,388	$7,582

The actual aggregate amortization expense for these intangible assets for fiscal 2002 was $ 1,407,000. The estimated aggregate amortization expense for these intangible assets for each of the five succeeding fiscal years is as follows: fiscal 2003 - $1,242,000, fiscal 2004 - $1,176,000, fiscal 2005 - $1,090,000, fiscal 2006 - $1,086,000 and fiscal 2007 - $1,086,000.

Effective October 1, 2002, Meridian adopted SFAS No. 144, Accounting for Impairment or Disposal of Long-lived Assets. SFAS No. 144 establishes a single model for accounting for impairment or disposal of long-lived assets, including the disposal of a segment of a business. Long-lived assets, excluding goodwill and identifiable intangibles with indefinite lives, are reviewed for impairment when events or circumstances indicate that such assets may not be recoverable at their carrying value. Whether an event or circumstance triggers an impairment is determined by comparing an estimate of the assets’ future cash flows to its carrying value. If an impairment has occurred it is measured by a fair-value based test. SFAS No. 144 requires companies to separately report discontinued operations and extends the reporting to a component of an entity that either has been disposed of (by sale, abandonment or distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of carrying value or fair value, less costs to sell. . There was no impact on results of operations or financial condition from the adoption of SFAS No. 144.

Meridian’s ability to recover its intangible assets, both identifiable intangibles and goodwill, is dependent upon the future cash flows of the related acquired businesses and assets. The application of SFAS Nos. 142 and 144 requires management to make judgments and assumptions regarding future cash flows, including sales levels, gross profit margins, operating expense levels, working capital levels and capital expenditures. With respect to identifiable intangibles, management also makes judgments and assumptions regarding useful lives.

Management considers the following factors in evaluating events and circumstances for possible impairment: (i) significant under-performance relative to historical or projected operating results, (ii) negative industry trends, (iii) sales levels of specific groups of products (related to specific identifiable intangibles), (iv) changes in overall business strategies and (v) other factors.

If actual cash flows are less favorable than projections, this could trigger impairment of intangible assets and other long-lived assets. If impairment were to occur, this would negatively affect overall results of operations.

(n)	Recently Issued Accounting Standards - In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Exit or Disposal Activities. SFAS No. 146 addresses the recognition, measurement and reporting of costs that are associated with exit and disposal activities in situations that do not involve a business combination. SFAS No. 146 requires liabilities associated with exit and disposal activities to be expensed as incurred, rather than recognized at the date an entity commits to an exit plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002.

(3)  Viral Antigens Acquisition

On September 15, 2000, Meridian acquired all of the outstanding common stock of Viral Antigens, Inc. for $9.6 million in cash, including transaction costs. VAI manufactures infectious disease antigens that are used in common diagnostic technologies and distributes a Pseudorabies Virus anti-body test kit for the veterinary market. VAI’s facilities include a specialty laboratory for protein production that is near completion, providing Meridian the opportunity to serve as an enabler to biopharmaceutical companies in the development of new drugs and vaccines. The purchase agreement provides for additional consideration, up to a maximum remaining amount of $5,938,000 contingent upon VAI’s future earnings through September 30, 2006. Earnout consideration is payable each year, following the period earned. During fiscal 2002 and fiscal 2001, $1,407,000 and $905,000, respectively, of additional consideration was earned pursuant to this provision, and is included in goodwill in the accompanying consolidated balance sheet. Future earnout payment consideration, if any, will be allocated to goodwill, and will be recorded in the period in which it is earned and becomes payable. The initial $9.6 million purchase price was funded with bank debt from Meridian’s existing line of credit facility and cash on hand.

The following unaudited pro forma combined results of operations for fiscal 2000 assume the VAI acquisition occurred October 1, 1999. Pro forma adjustments, utilizing historical purchase accounting considerations, consist of (i) amortization of goodwill and other intangible assets acquired, (ii) purchased in-process research and development, (iii) reduction in interest income due to cash and investments used to fund a portion of the purchase price, (iv) additional interest expense related to bank borrowings to fund most of the purchase price and (v) adjustments to the tax provision (amounts in thousands, except per share data).

Fiscal 2000

Net sales	$62,129
Net earnings	5,817
Basic EPS	0.40
Diluted EPS	0.40

(4)  FDA Matters

During January 2001, the FDA completed a follow-up inspection of Meridian’s compliance with the Quality Systems Regulations that govern the manufacturing of in vitro diagnostics. This inspection included a review of, among other things, procedures for validation, document control, corrective actions and design control. In June 2001, Meridian received a Warning Letter from the FDA which summarized and reiterated certain of the observations made by the FDA during their follow-up inspection completed in January 2001. Meridian responded to the Warning Letter on July 20, 2001.

In January 2001, Meridian submitted a comprehensive plan to the FDA outlining specific steps it committed to undertake to improve its quality systems. To concentrate and focus resources on QSR compliance, Meridian discontinued the manufacturing and distribution of approximately 30 products. The costs of implementing the plan included costs for outside consultants with experience in the quality system regulations, validation and computer software and equipment. During fiscal 2001, Meridian incurred plan implementation costs in the amount of $2,322,000, primarily related to consulting fees. Meridian has considered the effects of incremental costs of compliance with QSR in its cost structure. Meridian continues to engage in activities designed to reduce costs, improve operations and replace products that were discontinued.

As a result of the decision to discontinue the manufacturing and distribution of approximately 30 products, Meridian could not recover the cost of certain assets, and consequently, recorded the following pre-tax charges during fiscal 2001 (in thousands):

Product inventory write-off	$4,000
Product recall costs	181
Write-off of sales-type lease receivables	336
Impaired instrumentation equipment	666
Impaired intangible assets	7,569

$12,752

Impaired intangible assets included portions of manufacturing technologies, core products, customer lists and goodwill related to these products. Impairment amounts for long-lived assets were measured by comparing discounted future cash flow projections to the net book value of the assets.

In accordance with the FDA’s directive in the Warning Letter, in September 2001, Meridian engaged an independent auditor to evaluate Meridian’s progress in implementing its corrective plan. Based on an extensive review of documents and an on-site visit, the auditors substantiated Meridian’s progress in addressing the issues raised in the FDA inspection and Warning Letter. As anticipated by Meridian, the FDA commenced an on-site follow-up inspection in late fiscal 2002. This follow-up inspection was completed in August 2002. The FDA issued several observations primarily aimed at fine-tuning established quality control systems and procedures. Meridian submitted written corrective action plans to address these refinements and continues its periodic communications with the FDA on the progress of its plan submitted to the FDA in January 2001 and the observations from the recently completed inspection.

Meridian expects cash flows from operations to be sufficient to fund working capital needs, debt service and dividends during fiscal 2003. Meridian is communicating with the FDA on a periodic basis to advise it on the progress of its plan. At present, it is uncertain whether Meridian’s actions will be sufficient so that no further remedial action or enforcement action by the FDA will occur.

(5)  European Restructuring

During the fourth quarter of fiscal 2000, a plan was implemented to restructure European distribution operations and improve operating results. Effective October 1, 2000, the European export business was transferred from Germany to Belgium. During the second quarter of fiscal 2001, Meridian completed the transfer of the German business to an independent distributor. Total costs for the European restructuring plan were $2,310,000, including $800,000 recognized in the fourth quarter of fiscal 2000. Restructuring costs included severance, future lease costs and asset writedowns for accounts receivable, fixed assets and certain intangible assets. The reserve for restructuring costs at September 30, 2002 was $83,000 and related to remaining severance obligations not yet paid. During fiscal 2002, provisions to the reserve were $78,000 and payments against the reserve were $119,000, both relating primarily to severance obligations. The restructuring plan is complete and Meridian does not expect to incur additional restructuring costs.

(6)  Inventories

Inventories are comprised of the following (amounts in thousands):

As of September 30,	2002	2001

Raw materials	$4,465	$3,256
Work-in-process	3,858	4,928
Finished goods	4,412	3,955

	$12,735	$12,139

(7)  Bank Credit Arrangements

Meridian has a $25,000,000 credit facility with a commercial bank. This facility includes $5,000,000 of term debt and capital lease capacity and a $20,000,000 revolving line of credit which bears interest at a LIBOR based rate, and expires in September 2004. This line of credit is secured by Meridian’s business assets except for those of the VAI subsidiary and non-domestic subsidiaries. Borrowings of $2,945,000 and $5,885,000 were outstanding on this line of credit at September 30, 2002 and 2001, respectively, at weighted average interest rates of 3.1% and 4.9%, respectively. Available borrowings under this line of credit were $17,055,000 at September 30, 2002. In connection with this bank credit arrangement, Meridian is required to comply with financial covenants that limit the amount of debt obligations, require a minimum amount of tangible net worth, and require a minimum amount of fixed charge coverage. Meridian is in compliance with all covenants. Meridian is also required to maintain a cash compensating balance with the bank in the amount $600,000 pursuant to this bank credit arrangement.

Meridian’s VAI subsidiary has a $1,000,000 line of credit that bears interest at a variable rate and expires in February 2003. There were no borrowings outstanding on this line of credit at September 30, 2002. This line of credit is secured by VAI’s accounts receivable and inventory.

(8)  Long-Term Obligations

(a)	Long-term debt and capital lease obligations are comprised of the following at (amounts in thousands):

As of September 30,	2002	2001

Convertible subordinated debentures, unsecured, 7% interest payable semi-annually on March 1 and September 1, principal due September 1, 2006	$20,000	$20,000
Bank term loan, denominated in Euro, interest based on Euro LIBOR (4.58% at September 30, 2002), quarterly payments of $101, matures in June 2006	1,508	1,786
Bank term loan, denominated in Euro, interest based on Euro LIBOR (4.58% at September 30, 2002), quarterly payments of $68 based on ten-year amortization, balloon payment of $1,360 matures in June 2006	2,381	2,481
Bank mortgage loan, annual interest fixed at 7.75%, monthly payments of $15 based on 15-year amortization, balloon payment due at maturity in January 2002, secured by certain real estate	—	1,113
Bank loan, interest at US LIBOR (3.82 % at September 30, 2002), monthly payments of $7 based on four-year amortization, matures November 2003, secured by certain equipment	62	136
Capital leases and other debt obligations	618	965

	24,569	26,481
Less current portion	(943)	(2,132)

	$23,626	$24,349

Maturities of long-term debt and capital lease obligations for fiscal 2003 through fiscal 2007 are $943,000, $841,000, $757,000, $21,955,000, and $73,000, respectively.

Meridian’s debentures are convertible into common stock at $16.09 per share. These debentures were issued at par and do not have a discount feature. The fair value of Meridian’s debentures is estimated to be approximately $14,800,000 based on very limited trading. The accompanying consolidated balance sheet includes offering costs which have been deferred and are being amortized over the life of the debentures. The net amount of such costs was $517,000 and $652,000 at September 30, 2002 and 2001 (net of accumulated amortization of $812,000 and $676,000, respectively).

(b)	Capital Lease Obligations - At September 30, 2002, Meridian has equipment under capital leases expiring in various years through 2007. The future minimum annual rentals under the capital leases at September 30, 2002 are as follows (amounts in thousands):

2003	$238
2004	178
2005	93
2006	93
2007	16

Subtotal	618
Portion of payments representing interest	57

Present value of future lease payments	$561

(9)  Income Taxes

(a)	Earnings before income taxes, and the related provision for income taxes for the years ended September 30, 2002, 2001 and 2000 were as follows (in thousands).

Year Ended September 30,	2002	2001	2000

Earnings (loss) before income taxes -
Domestic	$6,979	$(15,206)	$8,766
Foreign	1,264	300	(1,828)

Total	$8,243	$(14,906)	$6,938

Provision (credit) for income taxes -
Federal –
Current provision	$—	$—	$—
Temporary differences
Fixed asset basis differences and depreciation	(108)	39	(608)
Intangible asset basis differences and amortization	(213)	(2,890)	(490)
Currently non-deductible expenses and reserves	(149)	203	(54)
Currency translation	(31)	178	(148)
Abandoned acquisition costs	(412)	—	—
Net operating loss carryforwards	3,248	(1,853)	—
Other, net	(75)	(17)	378

Subtotal	2,260	(4,340)	(922)
State and local	438	(731)	(490)
Foreign	514	440	1,239

Total	$3,212	$(4,631)	$(173)

(b)	The following is reconciliation between the statutory US income tax rate and the effective rate derived by dividing the provision for income taxes by earnings before income taxes (dollars in thousands).

Year Ended September 30,	2002		2001		2000

Computed income taxes at statutory rate	$2,802	34.0%	$(5,068)	(34.0%)	$2,428	35.0%
Increase/(decrease) in taxes resulting from -
Goodwill amortization and impairment	—	—	414	2.8	96	1.4
Acquired in-process research and development	—	—	275	1.8	—	—
State and local income taxes	295	3.6	(472)	(3.2)	(134)	(1.9)
Subpart F income taxes	228	2.8	—	—	—	—
Foreign taxes	168	2.0	73	0.5	94	1.4
Extra territorial income exclusion	(170)	(2.1)	(85)	(0.6)	(91)	(1.3)
Liquidation of German subsidiary	—	—	(274)	(1.8)	(4,176)	(60.2)
Valuation allowance	(52)	(0.6)	588	4.0	1,718	24.8
Other, net	(59)	(0.7)	(82)	(0.6)	(108)	(1.7)

	$3,212	39.0	$(4,631)	(31.1%)	$(173)	(2.5%)

(c)	The components of net deferred tax assets (liabilities) were as follows at (amounts in thousands):

As of September 30,	2002	2001

Deferred tax assets -
Valuation reserves and non-deductible expenses	$967	$885
Net operating loss carryforwards – domestic	—	1,853
Net operating loss carryforwards – foreign	2,151	2,332
Abandoned acquisition costs	459	—
Foreign tax credits	173	—

Subtotal	3,750	5,070
Less valuation allowance	1,706	1,670

Deferred tax assets	2,044	3,400

Deferred tax liabilities -
Fixed asset basis differences and depreciation	(125)	(341)
Intangible asset basis differences and amortization	(2,201)	(2,451)
Inventory basis differences	(338)	(263)
Other	(221)	(1,031)

Deferred tax liabilities	(2,885)	(4,086)

Net deferred tax liability	$(841)	$(686)

For income tax purposes, Meridian has tax benefits related to operating loss carryforwards in Belgium and France. The operating loss carryforward in Belgium has no expiration. The operating loss carryforward in France expires between 2003 and 2007. Meridian has recorded deferred tax assets for these carryforwards, inclusive of valuation allowances in the amount of $1,706,000 at September 30, 2002. Valuation allowances for pre-acquisition net operating loss carryforwards amount to $1,331,000, while valuation allowances for post-acquisition net operating loss carryforwards are $375,000. If tax benefits are recognized in future years for pre-acquisition operating losses, such benefits will be allocated to reduce goodwill and acquired intangible assets. The valuation allowance recorded against deferred tax assets at September 30, 2001 was $1,670,000, and related solely to operating loss carryforwards in foreign jurisdictions.

The realization of deferred tax assets in foreign jurisdictions is dependent upon the generation of future taxable income in certain European countries. Management has considered the levels of currently anticipated pre-tax income in foreign jurisdictions in assessing the required level of the deferred tax asset valuation allowance. Taking into consideration historical and current operating results, and other factors, management believes that it is more likely than not that the net deferred tax asset for foreign jurisdictions, after consideration of the valuation allowance which has been established, will be realized. The amount of the net deferred tax asset considered realizable in foreign jurisdictions, however, could be reduced in future years if estimates of future taxable income during the carryforward period are reduced.

Meridian’s former German distribution operation, incurred substantial operating losses subsequent to acquisition, and as of September 30, 2000, was insolvent. During the fourth quarter of fiscal 2000, a plan was implemented to restructure European distribution operations, improve operating results and address the insolvency of the German subsidiary. Effective October 1, 2000, the European export business was transferred from Germany to Belgium, and the German distribution center was shut down. Meridian has substantially completed the liquidation of the insolvent German subsidiary. As a result of the restructuring plan and the insolvency of the German subsidiary, Meridian wrote off its investment in its German distribution operation in fiscal 2000. For US tax purposes, these action steps have resulted in tax benefits because Meridian’s tax basis in the German subsidiary exceeded its book basis.

Undistributed earnings re-invested indefinitely in the Italian operation were approximately $5,127,000 at September 30, 2002. US deferred tax liabilities on such earnings have not been recorded. Management believes that such US taxes would be largely offset by foreign tax credits for taxes paid in applicable foreign jurisdictions.

(10)	Employee Benefits

(a)	Savings and Investment Plan - Meridian has a profit sharing and retirement savings plan covering substantially all full-time employees. Profit sharing contributions to the plan, which are discretionary, are determined by the Board of Directors. The plan permits participants to contribute to the plan through salary reduction. Under terms of the plan, Meridian will match up to 3% of an employee’s contributions. Discretionary and matching contributions by Meridian to the plan amounted to approximately $665,000, $265,000, and $455,000, during fiscal 2002, 2001 and 2000, respectively.

(b)	Stock-Based Compensation Plans - Meridian has two active stock based compensation plans, the 1996 Stock Option Plan Amended and Restated effective January 23, 2001 (“The 1996 Plan”), the 1999 Directors’ Stock Option Plan (“The 1999 Plan”), and an Employee Stock Purchase Plan (“The ESP Plan”) which became effective October 1, 1997.

Meridian may grant options for up to 1,200,000 shares under the 1996 Plan and 50,000 shares under the 1999 Plan. Meridian has granted 1,037,567 options under the 1996 Plan and 25,487 shares under the 1999 plan through September 30, 2002. Options may be granted at exercise prices varying from 95% to 110% of the market value of the underlying common stock on the date of grant and have maximum terms ranging from five to ten years.. Vesting schedules are established at the time of grant and may be (a) set ratably over designated periods of time, (b) set at the end of a designated period of time or (c) set at the earlier of the date a performance target is achieved or a designated period of time. All options contain provisions restricting their transferability and limiting their exercise in the event of termination of employment or the disability or death of the optionee. Meridian has granted options for 1,020,414 shares under similar plans that have expired.

Effective October 1, 1997, Meridian may sell shares of stock to its full-time and part-time employees under the ESP Plan up to the number of shares equivalent to a 1% to 15% payroll deduction from an employee’s base salary plus an additional 5% dollar match of this deduction by Meridian.

A summary of the status of Meridian’s stock option plans at September 30, 2002, 2001 and 2000 and changes during the years then ended is presented in the tables and narrative below:

Year Ended September 30,	2002		2001		2000

		Wtd		Wtd		Wtd
		Avg Ex		Avg Ex		Avg Ex
	Shares	Price	Shares	Price	Shares	Price

Outstanding beginning of period	1,062,828	$7.38	837,394	$8.06	836,774	$6.84
Grants	244,868	4.84	295,218	5.42	166,751	7.88
Exercises	(35,649)	4.25	(10,881)	1.45	(157,785)	1.13
Expirations and forfeitures	(20,073)	5.52	(58,903)	7.83	(8,346)	8.76

Outstanding end of period	1,251,974	$7.00	1,062,828	$7.38	837,394	$8.06

Exercisable end of period	709,566	$8.13	609,033	$8.08	486,138	$7.73

Weighted average fair value of grants		$1.67		$2.14		$3.23

The range of exercise prices, the weighted average exercise price and the weighted average remaining contractual life is summarized below for options which are outstanding and those that are exercisable at September 30, 2002.

	Options Outstanding			Options Exercisable

		Wtd Avg
	Options	Remaining	Wtd Avg	Options	Wtd Avg
Range of Exercise Prices	Outstanding	Life (Yrs.)	Ex Price	Outstanding	Ex Price

$1.00 - $5.00	322,049	8.7	$4.13	21,495	$3.15
$5.01 - $10.00	737,174	5.2	6.83	495,370	6.66
$10.01 - $16.00	192,751	4.9	12.44	192,701	12.44

	1,251,974	6.1	$7.00	709,566	$8.13

Meridian accounts for its stock-based compensation plans under APB Opinion No. 25, under which no compensation cost has been recognized for options granted to employees. Had compensation cost for these plans been determined using the fair-value method, Meridian’s net income and earnings per share would have been reduced to the following pro forma amounts (amounts in thousands, except per share data):

Year Ended September 30,	2002	2001		2000

Net income -
As reported	$5,031		$(10,275)	$7,111
Pro forma	4,610		(10,879)	6,609
Basic EPS -
As reported	$0.34		$(0.70)	$0.49
Pro forma	0.32		(0.75)	0.45
Diluted EPS -
As reported	$0.34	$	(0.70)	$0.49
Pro forma	0.31		(0.75)	0.45

Because the fair value method of accounting has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended September 30,	2002	2001	2000

Risk-free interest rates	4.0% - 5.3%	4.4% - 6.0%	5.7% - 6.7%
Dividend yield	4.1% - 6.0%	3.0% - 10.4%	2.2%
Life of option	8 yrs.	8 yrs.	3-8 yrs.
Share price volatility	56% - 57%	46% - 57%	46%

Subsequent to year-end 132,000 stock options were granted which would have had no impact on the diluted EPS, if granted prior to year-end.

(11)	Major Customers and Segment Data

Meridian was formed in June 1976 and functions as a research, development, manufacturing, marketing and sales organization with primary emphasis in the field of diagnostic tests for infectious diseases. Meridian grants credit under normal terms to its customers, primarily to hospitals, commercial laboratories and distributors in the United States and the rest of the world. As a result of changes that occurred in February 2003 in the organization and management of Meridian’s businesses, effective with the quarter beginning January 1, 2003, Meridian changed its reportable operating segments to US Diagnostics (formerly referred to as Meridian Bioscience, Inc. or MBI), European Diagnostics (formerly referred to as Meridian Bioscience Europe or MBE) and Life Science. The US Diagnostics operating segment consists of manufacturing operations in Cincinnati, Ohio, and the sale and distribution of diagnostic test kits in the US and countries outside of Europe, Africa and the Middle East. The European Diagnostics operating segment consists of the sale and distribution of diagnostic test kits in Europe, Africa and the Middle East. The Life Science operating segment consists of manufacturing operations in Memphis, Tennessee and Saco, Maine, and the sale and distribution of bulk antigens, antibodies and bioresearch reagents domestically and abroad. The Life Science operating segment consists of the Viral Antigens and BIODESIGN subsidiaries (formerly part of the Meridian Bioscience, Inc. operating segment), including the protein production laboratory.

Sales to individual customers constituting 10% or more of net consolidated sales were as follows (dollars in thousands):

Year Ended September 30,	2002		2001		2000

Customer A	$8,479	(14%)	$7,990	(14%)	$8,482	(15%)
Customer B	6,526	(11%)	$5,124	(9%)	6,713	(12%)

Export sales for the US diagnostics and Life Science operating segments were $6,073,000, $5,702,000 and $5,019,000 in fiscal years 2002, 2001 and 2000, respectively. Two products accounted for 18% of total sales in fiscal 2002. Accounts receivable, which are largely dependent upon funds from the Italian government, represent approximately 24% of the accounts receivable balance at September 30, 2002.

Significant country information for the European Diagnostics operating segment is as follows (in thousands):

Year Ended September 30,	2002	2001	2000

Italy -
Sales	$4,694	$4,864	$4,839
Identifiable assets	5,978	6,498	5,968
Belgium -
Sales	$7,226	$7,557	$—
Identifiable assets	4,034	5,150	—
Germany -
Sales	$—	$—	$9,465
Identifiable assets	—	—	5,253

Sales are attributed to the geographic area based on the location from which the product is shipped to the customer.

As required by Financial Accounting Standards Board Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, prior year operating information in the following table has been reclassified to conform with the change in operating segments described above. Segment information for the years ended September 30, 2002, 2001, and 2000 is as follows (in thousands):

	US	European	Life
	Diagnostics	Diagnostics	Science	Elim (1)	Total

Fiscal Year 2002 -
Net sales –
Third-party	$34,171	$11,920	$13,013	$—	$59,104
Inter-segment	4,992	—	735	(5,727)	-
Operating income (loss)	5,514	1,565	2,896	19	9,994
Depreciation and amortization	2,827	171	721	—	3,719
Capital expenditures	1,080	46	2,424	—	3,550
Total assets	63,708	10,229	21,293	(30,135)	65,095

Fiscal Year 2001 -
Net sales –
Third-party	$32,557	$12,421	$11,549	$—	$56,527
Inter-segment	5,380	—	689	(6,069)	—
Operating income (loss)	(13,444)	(725)	1,880	(218)	(12,507)
Depreciation and amortization	3,939	153	654	—	4,746
Capital expenditures	1,073	136	714	—	1,923
Total assets	66,611	11,239	17,447	(29,315)	65,982

Fiscal Year 2000 -
Net sales -
Third-party	$39,138	$14,257	$3,701	$—	$57,096
Inter-segment	6,377	—	589	(6,966)	—
Operating income (loss)	9,206	(566)	338	376	9,354
Depreciation and amortization	4,571	198	42	—	4,811
Capital expenditures	3,403	495	149	—	4,047
Total assets	87,116	10,839	14,449	(27,687)	84,717

(1)	Eliminations consist of intersegment transactions.

Year Ended September 30,	2002	2001	2000

Segment operating income (loss)	$9,994	$(12,507)	$9,354
Interest income	38	166	382
Interest expense	(1,974)	(2,546)	(2,124)
Other, net	185	(19)	(674)

Consolidated earnings (loss) before income taxes	$8,243	$(14,906)	$6,938

The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2. Transactions between geographic segments are accounted for at established intercompany prices for internal and management purposes with all intercompany amounts eliminated in consolidation. Total assets for the US Diagnostics and Life Science operating segments include goodwill and other intangible assets of $10,555,000 and $5,402,000, respectively at September 30, 2002, $11,645,000 and $4,117,000, respectively at September 30, 2001, and $21,741,000 and $2,672,000, respectively at September 30, 2000.

(12)	Commitments and Contingencies

(a)	Royalty Commitments -Meridian has entered into various license agreements that require payment of royalties based on a specified percentage of the sales of licensed products (1% to 8%). These royalty expenses are recognized on an as-earned basis and recorded in the year earned as a component of cost of sales. Annual royalty expenses associated with these agreements were approximately $860,000, $699,000, and, $942,000, respectively, for the years ended September 30, 2002, 2001 and 2000.

(b)	Contingencies In June 2000, Meridian filed suit against a former employee and certain other defendants for breach of an employment agreement and misappropriation of trade secrets in Ohio. The lawsuit sought injunctive relief as well as compensatory and punitive damages against the defendants. Meridian successfully obtained a temporary restraining order and a preliminary injunction against its former employee and an affiliated corporation. The matter is currently pending appeal.

The former employee and affiliated corporation filed for bankruptcy protection in May 2001 but the bankruptcy court has modified the applicable bankruptcy stay to allow Meridian to continue to pursue this litigation.

In July 2000, the former employee commenced a separate action against Meridian in California which was transferred to Ohio, and has been consolidated with Meridian’s Ohio case. Subsequent to the initiation of the litigation in Ohio and California, the former employee filed two actions in the Republic of China. The first action, which is characterized as a “criminal” action, claimed Meridian, an unrelated third party defendant and two officers of Meridian should be jointly and severally liable for damages in the amount of approximately $28 million in lost profits due to Meridian’s alleged anticompetitive actions. Although in August 2002 the Taipei District Court dismissed the criminal complaints filed in this action, the former employee has filed appeals from these decisions. In the second action, the former employee filed an administrative complaint with the Fair Trade Commission in the Republic of China also asserting unfair competition. In November 2002, the Fair Trade Commission dismissed the complaint in the administrative action.. Meridian plans to continue to vigorously defend these matters which it believes are motivated in large part by the former employee’s disappointment over the outcome to date of the U.S. litigation. Legal fees related to all of these actions amounted to $150,000, $440,000 and $450,000 in fiscal 2002, 2001 and 2000, respectively. Based on the status of the case to date, the ultimate resolution of this matter is not expected to have a material adverse effect on Meridian’s financial position, results of operations or cash flows.

In July 2001, Meridian was sued, along with an unrelated third party defendant in Italy, for unfair competition. The basis of the claim is the publication of results of a clinical trial study involving the plaintiff’s diagnostic test kit which plaintiff believes were not accurate. The plaintiffs seek approximately $5 million in damages. Meridian intends to vigorously defend this case. Meridian also may challenge the sale and distribution of the diagnostic test kit; and accordingly, the plaintiff’s right to sell the diagnostic kit may be the subject of further litigation. To date litigation costs related to this matter have been immaterial. Based on the status of the case to date, the ultimate resolution of this matter is not expected to have a material adverse effect on Meridian’s financial position, results of operations or cash flows.

Meridian is a party to other litigation that it believes is in the normal course of business. The ultimate resolution of these matters is not expected to have a material adverse effect on Meridian’s financial position, results of operations or cash flows.

(13)  Quarterly Financial Data (Unaudited)

Amounts are in thousands except per share data. The sum of the earnings (loss) per common share and cash dividends per share may not equal the corresponding annual amounts due to interim quarter rounding.

For the Quarter Ended in Fiscal 2002	December 31	March 31	June 30	September 30

Net sales	$13,555	$15,092	$14,898	$15,559
Gross profit	8,011	8,659	8,572	9,356
Net earnings	1,187	1,425	1,556	863
Basic earnings per common share	0.08	0.10	0.11	0.06
Diluted earnings per common share	0.08	0.10	0.11	0.06
Cash dividends per common share	0.065	0.07	0.07	0.07

For the Quarter Ended in Fiscal 2001	December 31	March 31	June 30	September 30

Net sales	$15,254	$13,866	$13,906	$13,501
Gross profit	5,433	6,912	8,350	6,011
Net earnings (loss)	(8,192)	(1,616)	(638)	171
Basic earnings (loss) per common share	(0.56)	(0.11)	(0.04)	0.01
Diluted earnings (loss) per common share	(0.56)	(0.11)	(0.04)	0.01
Cash dividends per common share	0.06	0.065	0.065	0.065

Net earnings for the fourth quarter of fiscal 2002 include a charge of $751,000, or $0.05 per diluted share, for costs of the abandoned Biotrin acquisition. The net loss for the first quarter of fiscal 2001 includes charges of $8,539,000 ($0.58 per share) and $657,000 ($0.04 per share) for asset impairment and other costs related to FDA matters and European restructuring, respectively. The net loss for the second quarter of fiscal 2001 includes charges of $612,000 ($0.04 per share) and $221,000 ($0.02 per share) for costs related to FDA matters and European restructuring, respectively. The net loss for the third quarter of fiscal 2001 includes charges of $562,000 ($0.04 per share) and $800,000 ($0.05 per share) for costs related to FDA matters and acquired in-process research and development, respectively.

SCHEDULE II

Meridian Bioscience, Inc.
and Subsidiaries

Valuation and Qualifying Accounts
(Amounts in Thousands)
Years Ended September 30, 2002, 2001 and 2000

		Charged
	Balance at	to Costs	Charged			Balance
	Beginning	and	to Other			at End of
Description	of Period	Expenses	Accounts	Deductions	Other(a)	Period

Year Ended September 30, 2002:
Allowance for doubtful accounts	$889	$94	$—	$(46)	$50	$987
Inventory realizability reserves	774	1,399	—	(1,443)	—	730
European restructuring reserves	119	78	—	(119)	5	83
Year Ended September 30, 2001:
Allowance for doubtful accounts	$438	$528	$—	$(109)	$32	$889
Inventory realizability reserves	685	4,486	—	(4,498)	101	774
European restructuring reserves(b)	800	1,321	—	(2,002)	—	119
Year Ended September 30, 2000:
Allowance for doubtful accounts	$380	$122	$—	$(45)	$(19)	$438
Inventory realizability reserves	1,013	568	—	(806)	(90)	685
European restructuring reserves	—	800	—	—	—	800
Merger integration reserves	157	—	—	(157)	—	—

(a)	Balances reflect the effects of currency translation (fiscal years 2000-2002) and acquired valuation accounts related to the Viral Antigens acquisition (fiscal year 2001).

(b)	European restructuring reserves for fiscal year 2001 exclude charges and period-end balance for allowance for doubtful accounts of $189 and $345, respectively. Such amounts are included in the allowance for doubtful accounts caption above.

Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2002
Part I, Item 1. Financial Statements

Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

Three Months Ended December 31	2002	2001

NET SALES	$16,103	$13,555
COST OF SALES	6,941	5,544

Gross profit	9,162	8,011

OPERATING EXPENSES:
Research and development	911	778
Sales and marketing	2,785	2,310
General and administrative	2,704	2,609

Total operating expenses	6,400	5,697

Operating income	2,762	2,314
OTHER INCOME (EXPENSE):
Interest income	16	7
Interest expense	(448)	(541)
Other, net	35	211

Total other income (expense)	(397)	(323)

Earnings before income taxes	2,365	1,991
INCOME TAX PROVISION	941	804

NET EARNINGS	$1,424	$1,187

BASIC EARNINGS PER COMMON SHARE	$0.10	$0.08
DILUTED EARNINGS PER COMMON SHARE	$0.10	$0.08
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	14,635	14,599
DILUTIVE COMMON STOCK OPTIONS	139	103

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED	14,774	14,702

ANTI-DILUTIVE SECURITIES:
Common stock options	625	821
Shares from convertible debentures	1,243	1,243

DIVIDENDS DECLARED PER COMMON SHARE	$0.07	$0.065

The accompanying notes are an integral part of these consolidated financial statements.

MERIDIAN BIOSCIENCE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(dollars in thousands)

Three Months Ended December 31	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,424	$1,187
Non cash items:
Depreciation of property, plant and equipment	571	551
Amortization of intangible assets	346	370
Stock based compensation	6	40
Deferred income taxes	541	134
Gain on common stock received in demutualization	—	(241)
Change in current assets excluding cash	1,633	554
Change in current liabilities, excluding debt obligations	517	543
Other	292	(141)

Net cash provided by operating activities	5,330	2,997

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(300)	(823)

Net cash used for investing activities	(300)	(823)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net activity on revolving credit facility	(2,797)	496
Repayment of debt obligations	(254)	(1,406)
Dividends paid	(1,024)	(949)
Proceeds from exercise of stock options	12	—

Net cash used for financing activities	(4,063)	(1,859)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	119	(85)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,086	230
CASH & CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,060	4,673

CASH & CASH EQUIVALENTS AT END OF PERIOD	$4,146	$4,903

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes paid (received)	$(29)	$—
Interest	104	282

The accompanying notes are an integral part of these consolidated financial statements.

MERIDIAN BIOSCIENCE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(dollars in thousands)

ASSETS

	December 31,	September 30,
	2002	2002

CURRENT ASSETS:
Cash	$4,146	$3,060
Accounts receivable, less allowance of $1,019 and $987 for doubtful accounts	11,143	12,616
Inventories	12,816	12,735
Deferred income taxes	452	998
Other current assets	725	966

Total current assets	29,282	30,375

PROPERTY, PLANT AND EQUIPMENT:
Land	674	666
Buildings and improvements	14,025	13,986
Machinery, equipment and furniture	15,619	15,317
Construction in progress	2,838	2,780

Total property, plant and equipment	33,156	32,749
Less-accumulated depreciation and amortization	15,379	14,744

Net property, plant and equipment	17,777	18,005

OTHER ASSETS:
Deferred debenture offering costs, net	483	517
Goodwill	4,542	4,542
Other intangible assets, net	11,103	11,415
Other assets	238	241

Total other assets	16,366	16,715

TOTAL ASSETS	$63,425	$65,095

The accompanying notes are an integral part of these consolidated balance sheets.

MERIDIAN BIOSCIENCE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(dollars in thousands)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31,	September 30,
	2002	2002

CURRENT LIABILITIES:
Current portion of long-term obligations	$967	$943
Borrowings under bank lines of credit	148	2,945
Accounts payable	2,030	1,914
Accrued payroll costs	2,681	2,428
Purchase business combination liability	1,407	1,407
Abandoned acquisition costs	—	980
Other accrued expenses	3,512	2,817
Income taxes payable	2,248	1,815

Total current liabilities	12,993	15,249

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS:
Bank debt and capital lease obligations	3,612	3,626
Convertible subordinated debentures	20,000	20,000
DEFERRED TAX LIABILITIES	1,834	1,839
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock, no par value, 1,000,000 shares authorized; none issued
Common stock, no par value, 50,000,000 shares authorized; 14,638,733 and 14,633,215 shares issued and outstanding, respectively, stated at	2,535	2,535
Treasury stock, 8,300 shares	(32)	(32)
Additional paid-in capital	21,209	21,191
Retained earnings	2,301	1,901
Accumulated other comprehensive loss	(1,027)	(1,214)

Total shareholders’ equity	24,986	24,381

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$63,425	$65,095

The accompanying notes are an integral part of these consolidated balance sheets.

MERIDIAN BIOSCIENCE, INC. AND SUBSIDIARIES
Consolidated Statement of Changes in Shareholders’ Equity (Unaudited)
(dollars and shares in thousands)

							Accumulated
	Common	Shares			Additional		Other		Total
	Shares	Held in	Common	Treasury	Paid-in	Retained	Comprehensive	Comprehensive	Shareholders’
	Issued	Treasury	Stock	Stock	Capital	Earnings	Income (Loss)	Income (Loss)	Equity

Balance at September 30, 2002	14,633	(8)	$2,535	$(32)	$21,191	$1,901	$(1,214)	$—	$24,381
Dividends paid	—	—	—	—	—	(1,024)	—	—	(1,024)
Exercise of stock options	6	—	—	—	12	—	—	—	12
Stock based compensation	—	—	—	—	6	—	—	—	6
Comprehensive income:
Net income	—	—	—	—	—	1,424	—	1,424	1,424
Foreign currency translation adjustment	—	—	—	—	—	—	187	187	187

Comprehensive income								$1,611

Balance at December 31, 2002	14,639	(8)	$2,535	$(32)	$21,209	$2,301	$(1,027)		$24,986

The accompanying notes are an integral part of these consolidated financial statements.

MERIDIAN BIOSCIENCE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Unaudited)

1.     Basis of Presentation:

The consolidated financial statements included herein have not been audited by independent public accountants, but include all adjustments (consisting of normal recurring entries) which are, in the opinion of management, necessary for a fair presentation of the results for such periods.

Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the requirements of the Securities and Exchange Commission, although Meridian believes that the disclosures included in these financial statements are adequate to make the information not misleading.

It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto, included in Meridian’s Annual Report on Form 10-K for the Year Ended September 30, 2002.

The results of operations for the interim periods are not necessarily indicative of the results to be expected for the year.

2.     Translation of Foreign Currency:

Assets and liabilities of foreign operations are translated using period-end exchange rates with gains or losses resulting from translation included in a separate component of accumulated other comprehensive income (loss). Revenues and expenses are translated using exchange rates prevailing during the period. Meridian also recognizes foreign currency transaction gains and losses on certain assets and liabilities that are denominated in the Euro currency. These gains and losses are included in other income and expense in the accompanying consolidated statements of operations.

3.     Inventories:

Inventories are comprised of the following (amounts in thousands):

	December 31,	September 30,
	2002	2002

Raw materials	$4,303	$4,465
Work-in-process	4,132	3,858
Finished goods	4,381	4,412

	$12,816	$12,735

4.     Segment Information:

As a result of changes that occurred in February 2003 in the organization and management of Meridian’s businesses, effective with the quarter beginning January 1, 2003, Meridian changed its reportable operating segments to US Diagnostics (formerly referred to as Meridian Bioscience, Inc.), European Diagnostics (formerly referred to as Meridian Bioscience Europe) and Life Science. The US Diagnostics operating segment consists of manufacturing operations in Cincinnati, Ohio, and the sale and distribution of diagnostic test kits in the US and countries outside of Europe, Africa and the Middle East. The European Diagnostics operating segment consists of the sale and distribution of diagnostic test kits in Europe, Africa and the Middle East. The Life Science operating segment consists of manufacturing operations in Memphis, Tennessee and Saco, Maine, and the sale and distribution of bulk antigens, antibodies and bioresearch reagents domestically and abroad. The Life Science operating segment consists of the Viral Antigens and BIODESIGN subsidiaries (formerly part of the Meridian Bioscience, Inc. operating segment), including the protein production laboratory. As required by Financial Accounting Standards Board Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, prior year operating information in the following table has been reclassified to conform with the current year presentation.

Segment information for the quarters ended December 31, 2002 and 2001 is as follows (in thousands):

	US	European	Life
	Diagnostics	Diagnostics	Science	Elim (1)	Total

December 31, 2002 -
Net sales –
Third-party	$10,653	$3,042	$2,408	$—	$16,103
Inter-segment	1,207	—	245	(1,452)	—
Operating income (loss)	2,250	435	124	(47)	2,762
Total assets	62,103	11,393	20,575	(30,646)	63,425

December 31, 2001 -
Net sales –
Third-party	$8,617	$2,795	$2,143	$—	$13,555
Inter-segment	1,200	—	270	(1,470)	—
Operating income (loss)	1,938	389	3	(16)	2,314
Total assets	67,694	10,976	17,079	(29,864)	65,885

(1)  Eliminations consist of intersegment transactions.

Transactions between segments are accounted for as intercompany sales at established intercompany prices for internal and management purposes with all intercompany amounts eliminated in consolidation.

5.     FDA Matters:

During January 2001, the FDA completed an inspection of Meridian’s compliance with the Quality Systems Regulations that govern the manufacturing of in vitro diagnostics. In response to this inspection, in January 2001, Meridian submitted a comprehensive plan to the FDA outlining specific steps it committed to undertake to improve its quality systems. In June 2001, Meridian received a Warning Letter from the FDA which summarized and reiterated certain of the observations made by the FDA during their inspection completed in January 2001.

In accordance with the FDA’s directive in the Warning Letter, Meridian is required to undergo three annual independent audits to evaluate Meridian’s progress implementing its comprehensive plan. The first audit was completed in November 2001. Based on an extensive review of documents and an on-site visit during this audit, the auditors substantiated Meridian’s progress in addressing the issues raised in the FDA inspection and Warning Letter. The second audit commenced in January 2003, and is not yet complete. Based on the auditors’ work to date in the second audit, they have substantiated that Meridian is continuing to implement the corrective actions as set forth in its comprehensive plan submitted to the FDA in January 2001.

In addition to the independent audits, the FDA completed an on-site follow-up inspection in August 2002. The FDA issued several observations, primarily aimed at fine-tuning established quality control systems and procedures. Meridian submitted written corrective action plans to address these refinements and continues its periodic communications with the FDA on the progress of its comprehensive plan submitted to the FDA in January 2001 and the observations from the August 2002 inspection.

At present, it is uncertain whether Meridian’s actions will be sufficient so that no further remedial action or enforcement action by the FDA will occur.

6.     New Accounting Pronouncements:

During January 2003, the Financial Accounting Standards Board issued Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an Amendment of FASB Statement No. 123. Statement No. 148 provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation. Statement No. 148 provides three alternatives for an entity that adopts the fair value based method of accounting: Prospective Method, Modified Prospective Method and Retroactive Restatement Method. Under the Prospective Method, fair value based accounting would be applied to all employee awards granted after the beginning of the fiscal year in which the provisions are first applied. Under the Modified Prospective Method, fair value based accounting would be applied as of the beginning of the fiscal year of adoption for all employee awards granted in fiscal years beginning after December 15, 1994. Under the Retroactive Restatement Method, all periods presented are restated to reflect fair value based accounting for all employee awards granted in fiscal years beginning after December 15, 1994. If an entity elects fair value based accounting in a fiscal year beginning after December 15, 2003, either the Modified Prospective Method or the Retroactive Restatement method must be used. Meridian accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, in which compensation expense is determined based on intrinsic value. Meridian continually evaluates its accounting policies, including those governing stock-based compensation, and at this time believes it is appropriate to continue accounting for employee stock-based compensation under APB No. 25, consistent with historical practice.

During November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others. Interpretation No. 45 clarifies the requirements of FASB Statement No. 5 relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. Meridian believes that it does not have any transactions that are governed by Interpretation No. 45, and thus, there has been no impact to results of operations or financial condition.

Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2002

Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

As a result of changes that occurred in February 2003 in the organization and management of Meridian’s businesses, effective with the quarter beginning January 1, 2003 (Meridian’s second quarter), Meridian changed its reportable operating segments to US Diagnostics (formerly referred to as Meridian Bioscience, Inc. or MBI), European Diagnostics (formerly referred to as Meridian Bioscience Europe or MBE) and Life Science. The US Diagnostics operating segment consists of manufacturing operations in Cincinnati, Ohio, and the sale and distribution of diagnostic test kits in the US and countries outside of Europe, Africa and the Middle East. The European Diagnostics operating segment consists of the sale and distribution of diagnostic test kits in Europe, Africa and the Middle East. The Life Science operating segment consists of manufacturing operations in Memphis, Tennessee and Saco, Maine, and the sale and distribution of bulk antigens, antibodies and bioresearch reagents domestically and abroad. The Life Science operating segment consists of the Viral Antigens and BIODESIGN subsidiaries (formerly part of the Meridian Bioscience, Inc. operating segment), including the protein production laboratory.

Three-Month Period Ended December 31, 2002 Compared to Three-Month Period Ended December 31, 2001

Overview

Net earnings for the first quarter of fiscal 2003 were $1,424,000, an increase of $237,000, or 20%, compared to the first quarter of fiscal 2002. On a diluted per share basis, net earnings were $0.10 for the first quarter of fiscal 2003, an increase of $0.02, or 25%, compared to the first quarter of fiscal 2002.

Net Sales

Overall, net sales increased $2,548,000, or 19%, to $16,103,000 for the first quarter of fiscal 2003 compared to the first quarter of fiscal 2002. Net sales for the US Diagnostics operating segment increased $2,036,000, or 24%, for the European Diagnostics operating segment increased $247,000, or 9%, and for the Life Science operating segment increased $265,000, or 12%.

For the US Diagnostics operating segment, the increase in sales for the first quarter of fiscal 2003 was primarily due to volume growth in both existing and new products. For existing products, volume growth was strong in C. difficile diagnostic products, led by Meridian’s internally developed Premier Toxins A&B, as well as tests to detect Rotavirus, Cryptosporidium and Giardia. For new products, Meridian began distributing new diagnostic tests for the detection of Flu and RSV during the first quarter of fiscal 2003. These new products are a result of Meridian’s recent collaboration with Binax, Inc.

For the European Diagnostics operating segment, the increase in sales for the first quarter of fiscal 2003 includes currency translation gains of $319,000. Sales for the European Diagnostics operating segment in local currencies declined 4% for the first quarter of fiscal 2003 compared to the first quarter of fiscal 2002, primarily due to timing of stocking orders for distributors in Germany and the United Kingdom.

For the Life Science operating segment, the increase in sales for the first quarter of fiscal 2003 is primarily due to timing of orders for make-to-order bulk antigen products. For such products, bulk quantities are manufactured pursuant to customer purchase orders. Sales are recorded upon shipment.

For all operating segments combined, international sales were $4,285,000, or 27% of total sales, for the first quarter of fiscal 2003, compared to $4,466,000, or 33% of total sales, for the first quarter of fiscal 2002. Combined domestic exports for the US Diagnostics and Life Science operating segments were $1,243,000 for the first quarter of fiscal 2003, compared to $1,671,000 for the first quarter of fiscal 2002. The remaining international sales were generated by the European Diagnostics operating segment.

Gross Profit

Gross profit increased $1,151,000, or 14%, to $9,162,000 for the first quarter of fiscal 2003 compared to the first quarter of fiscal 2002. Gross profit margins declined from 59% for the first quarter of fiscal 2002, to 57% for the first quarter of fiscal 2003. This decline is primarily due to product mix. Meridian’s overall operations consist of the sale of diagnostic test kits for various disease states and in alternative test formats, as well as bioresearch reagents, antigens and proficiency tests. On a quarterly basis, product sales mix shifts, in the normal course of business, can cause the consolidated gross profit margin to fluctuate by several points.

Operating Expenses

Operating expenses increased $703,000, or 12%, to $6,400,000 for the first quarter of fiscal 2003 compared to the first quarter of fiscal 2002. The reasons for this increase are discussed below. Most of the operating expense increases were strategically targeted in the areas of research and development and sales and marketing.

Research and development expenses increased $133,000, or 17%, to $911,000 for the first quarter of fiscal 2003 compared to the first quarter of fiscal 2002, and as a percentage of sales, was 6% for both the first quarter of fiscal 2003 and 2002. Of this increase, $62,000 related to the US Diagnostics operating segment and $71,000 related to the Life

Science operating segment. The increase for the US Diagnostics operating segment is primarily attributable to additional product development staff and material costs for new product development activities. The increase for the Life Science operating segment is primarily attributable to the protein production laboratory.

Sales and marketing expenses increased $475,000, or 21%, to $2,785,000 for the first quarter of fiscal 2003 compared to the first quarter of fiscal 2002, and as a percentage of sales, was 17% for both the first quarter of fiscal 2003 and 2002. Of this increase, $412,000 related to the US Diagnostics operating segment, $62,000 related to the European Diagnostics operating segment and $1,000 related to the Life Science operating segment. The increase for the US Diagnostics operating segment is primarily attributable to spending on strategic sales initiatives, including preparation and training of field sales personnel, as well as new product samples and brochures. The increase for the European Diagnostics operating segment is primarily attributable to currency translation.

General and administrative expenses increased $95,000, or 4%, to $2,704,000 for the first quarter of fiscal 2003 compared to the first quarter of fiscal 2002, and as a percentage of sales, declined from 19% for the first quarter of fiscal 2002 to 17% for the first quarter of fiscal 2003. Of this increase, $101,000 related to the Life Science operating segment and $6,000 related to the European Diagnostics operating segment. The US Diagnostics operating segment declined $12,000. The increase for the Life Science operating segment is primarily related to support costs for growth in the business, including the protein production laboratory. The decrease for the US Diagnostics operating segment is primarily attributable to support costs for growth in the business, offset by lower spending on trade secrets litigation and other legal matters, as well as lower amortization expense on certain intangible assets that became fully amortized in the first quarter of fiscal 2002.

Operating Income

Operating income increased $448,000, or 19%, to $2,762,000 for the first quarter of fiscal 2003 compared to the first quarter of fiscal 2002. This increase is attributable to increased sales and gross profit, somewhat offset by strategic operating expense increases, all discussed above.

Other Income and Expense

Interest expense declined $93,000, or 17%, to $448,000 for the first quarter of fiscal 2003 compared to the first quarter of fiscal 2002. This decline is attributable to the favorable effects of a lower interest rate environment and lower overall debt levels outstanding. Borrowings outstanding on Meridian’s revolving credit facility were $148,000 at December 31, 2002 compared to $6,381,000 at December 31, 2001.

Other income and expense, net for the first quarter of fiscal 2002 included a net gain of $241,000 related to the sale of shares of common stock received in the demutualization of two insurance companies during that quarter. Other income and expense, net for the first quarter of fiscal 2003 included a net currency gain of $28,000, compared to a currency loss of $39,000 for the first quarter of fiscal 2002, related to transactions that are denominated in foreign currencies. Currency gains and losses are attributable to the level of Euro/US dollar exchange rates during each period.

Income Taxes

The effective rate for income taxes is 40% for both the first quarter of fiscal 2003 and 2002.

Liquidity and Capital Resources:

Comparative Cash Flow Analysis

Meridian’s operating cash flow and financing requirements are determined by analyses of operating and capital spending budgets and consideration of acquisition plans. Meridian has historically maintained line of credit availability to respond to acquisition opportunities quickly.

Net cash provided by operating activities increased $2,333,000, or 78%, to $5,330,000 for the first quarter of fiscal 2003 compared to the first quarter of fiscal 2002. This increase is primarily attributable to earnings levels, changes in deferred taxes and lower investments in receivables and inventories. Investments in receivables have declined due to conscious efforts to increase the speed and frequency of the cash collections. Investments in inventory have declined due to conscious efforts to better manage costs as well as higher sales volume for the first quarter of fiscal 2003.

Net cash used for investing activities was $300,000 for the first quarter of fiscal 2003, compared to $823,000 for the first quarter of fiscal 2002, and related to capital expenditures during both periods. The level of capital expenditures during the first quarter of fiscal 2002 reflects the construction of the cGMP protein production laboratory.

Net cash used for financing activities was $4,063,000 for the first quarter of fiscal 2003, compared to $1,859,000 for the first quarter of fiscal 2002. Activity of $2,797,000 on the revolving credit facility during the first quarter of fiscal 2003 reflects planned efforts to pay down debt. Activity on the revolving credit facility during the first quarter of fiscal 2002 includes approximately $1,000,000 related to payment of the mortgage loan for the Viral Antigens facilities that matured in January 2002.

Net cash flows from operating activities are anticipated to fund working capital requirements, debt service and dividends during fiscal 2003.

Capital Resources

The following table presents Meridian’s financing obligations as of December 31, 2002 (amounts in thousands):

	Payments Due for 12-Month Periods Beginning January 1

	2003	2004	2005	2006	2007	Total

Bank term debt	$763	$720	$720	$1,813	$62	$4,078
Capital lease obligations	204	130	85	82	—	501
Subordinated debentures	—	—	—	20,000	—	20,000

Meridian has a $25,000,000 credit facility with a commercial bank that includes $5,000,000 of term debt and capital lease capacity and a $20,000,000 line of credit that expires in September 2004. As of February 10, 2003, borrowings of $319,000 were outstanding on the line of credit portion of this facility, and the availability was $19,681,000.

A substantial portion of the bank term debt, $3,974,000, is denominated in the Euro currency and bears interest at a variable rate tied to Euro LIBOR. This debt serves as a natural currency hedge against certain Euro denominated intercompany receivables. The subordinated convertible debentures in the amount of $20,000,000 bear interest at a fixed rate of 7% and have a conversion rate of $16.09. The Company expects that these debentures will be converted or refinanced at maturity.

The Viral Antigens acquisition, completed in fiscal 2000, provides for additional purchase consideration up to a maximum remaining amount of $5,938,000, contingent upon Viral Antigens’ future earnings through September 30, 2006. Earnout consideration is payable each year, following the period earned. Earnout payments, if any, may require financing under the line of credit or other bank credit facility. Earnout consideration in the amount of $1,407,000 related to fiscal 2002 was paid in January 2003, primarily from operating cash flows.

Meridian’s capital expenditures are estimated to be $2,000,000 for fiscal 2003, and may be funded with operating cash flows or availability under the $25,000,000 credit facility discussed above. Capital expenditures for the fiscal year to date have been funded primarily from operating cash flows. Capital expenditures relate to manufacturing and other equipment of a normal and recurring nature.

Commitments and Contingencies:

Royalties

Meridian has entered into various license agreements that require payment of royalties based on a specified percentage of sales of related products (1% to 8%). Meridian expects that payments under these agreements will amount to as much as $700,000 in fiscal 2003. These royalty payments primarily relate to the US Diagnostics operating segment.

Unconditional Purchase Commitments

Meridian has entered into agreements to distribute diagnostic test kits that are manufactured by other diagnostic manufacturing companies. Certain of these agreements require Meridian to purchase minimum quantities of diagnostic kits during 12-month measurement periods. Aggregate minimum purchase commitments under these agreements amount to $492,000 for fiscal 2003.

For one of these agreements, Meridian did not meet the minimum purchase provisions contained therein. Meridian is negotiating with the other party to this agreement to adjust the minimum purchase provisions. There is a disagreement between Meridian and this other party as to the size of the market for the specific product prior to execution of this agreement. At this time, the negotiations are not complete and their outcome is uncertain. Meridian has provided a reserve for currently estimated potential financial obligations under this agreement. The amount of this reserve is not material to Meridian’s financial condition.

Contract Research and Development

During fiscal 2000, Meridian executed a Research and Development Agreement and an Exclusive Supply Agreement with OraSure Technologies, Inc. to commercialize the UpLink technology. These agreements, assuming certain milestones were met, would require Meridian to make future payments to OraSure to fund research and development activities for specific diagnostic products and to obtain an exclusive license to market and sell such products on a global basis. In February 2003, Meridian informed OraSure that it was terminating these agreements. Currently, Meridian and OraSure are working together to wind down activities related to these agreements. Costs to wind down these agreements are not expected to be material.

FDA Matters

During January 2001, the FDA completed an inspection of Meridian’s compliance with the Quality Systems Regulations that govern the manufacturing of in vitro diagnostics. In response to this inspection, in January 2001, Meridian submitted a comprehensive plan to the FDA outlining specific steps it committed to undertake to improve its quality systems. In June 2001, Meridian received a Warning Letter from the FDA which summarized and reiterated certain of the observations made by the FDA during their inspection completed in January 2001.

In accordance with the FDA’s directive in the Warning Letter, Meridian is required to undergo three annual independent audits to evaluate Meridian’s progress implementing its comprehensive plan. The first audit was completed in November 2001. Based on an extensive review of documents and an on-site visit during this audit, the auditors substantiated Meridian’s progress in addressing the issues raised in the FDA inspection and Warning Letter. The second audit commenced in January 2003, and is not yet complete. Based on the auditors’ work to date in the second audit, they have substantiated that Meridian is continuing to implement the corrective actions as set forth in its comprehensive plan submitted to the FDA in January 2001.

In addition to the independent audits, the FDA completed an on-site follow-up inspection in August 2002. The FDA issued several observations, primarily aimed at fine-tuning established quality control systems and procedures. Meridian submitted written corrective action plans to address these refinements and continues its periodic communications with the FDA on the progress of its comprehensive plan submitted to the FDA in January 2001 and the observations from the August 2002 inspection.

At present, it is uncertain whether Meridian’s actions will be sufficient so that no further remedial action or enforcement action by the FDA will occur.

Market Risk Exposure:

Meridian has market risk exposure related to interest rate sensitive debt and foreign currency transactions.

Meridian has debt obligations, excluding the line of credit, in the aggregate amount of $24,579,000 outstanding at December 31, 2002, of which $4,517,000 bears interest at variable rates. Information concerning the maturities of interest rate sensitive debt is included in the discussion of Capital Resources above. To date, Meridian has not employed a hedging strategy with respect to interest rate risk.

Meridian is exposed to foreign currency rate risk related to its European distribution operations, including foreign currency denominated intercompany receivables, as well as Euro denominated term debt. The Euro denominated term debt serves as a natural hedge against a portion of the Euro denominated intercompany receivables.

New Accounting Pronouncements:

During January 2003, the Financial Accounting Standards Board issued Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an Amendment of FASB Statement No. 123. Statement No. 148 provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation. Statement No. 148 provides three alternatives for an entity that adopts the fair value based method of accounting: Prospective Method, Modified Prospective Method and Retroactive Restatement Method. Under the Prospective Method, fair value based accounting would be applied to all employee awards granted after the beginning of the fiscal year in which the provisions are first applied. Under the Modified Prospective Method, fair value based accounting would be applied as of the beginning of the fiscal year of adoption for all employee awards granted in fiscal years beginning after December 15, 1994. Under the Retroactive Restatement Method, all periods presented are restated to reflect fair value based accounting for all employee awards granted in fiscal years beginning after December 15, 1994. If an entity elects fair value based accounting in a fiscal year beginning after December 15, 2003, either the Modified Prospective Method or the Retroactive Restatement method must be used. Meridian accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, in which compensation expense is determined based on intrinsic value. Meridian continually evaluates its accounting policies, including those governing stock-based compensation, and at this time believes it is appropriate to continue accounting for employee stock-based compensation under APB No. 25, consistent with historical practice.

During November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others. Interpretation No. 45 clarifies the requirements of FASB Statement No. 5 relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. Meridian believes that it does not have any transactions that are governed by Interpretation No. 45, and thus, there has been no impact to results of operations or financial condition.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Exhibit 23 Consent of Independent Accountants

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN BIOSCIENCE, INC.

Date: September 25, 2003	By:	/s/ Melissa Lueke

Melissa Lueke
Vice President and Chief Financial Officer
(Principal Accounting Officer)